Exhibit 10.39

Certain identified information in this document has been excluded because it is both (i) not material and (ii) is the type the registrant treats as private or confidential. [***] indicates where such information has been omitted.

Purchase And Sale Agreement

By and Between

Savara Inc.

and

4010 Royalty Investments ICAV, an Umbrella Irish collective asset-management vehicle with segregated liability between sub-funds, for and on behalf of its sub-fund, 4010 Royalty Investments Fund 1

Dated as of October 29, 2025

TABLE OF CONTENTS

(i)

Index of Exhibits, Schedules and Annexes1

Exhibit A: Description of Molbreevi [Intentionally omitted.]

Exhibit B: Bill of Sale [Intentionally omitted.]

Exhibit C: Seller Opinion [Intentionally omitted.]

Exhibit D: Example of Calculation of Included Amount to Royalty Payments [Intentionally omitted.]

Schedule A: Indebtedness to be Paid Off [Intentionally omitted.]

1 Omitted exhibits and schedule to be provided to the Securities and Exchange Commission upon request.

(ii)

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT, dated as of October 29, 2025 (this “Agreement”), is made and entered into by and between 4010 Royalty Investments ICAV, an Umbrella Irish collective asset-management vehicle with segregated liability between sub-funds, for and on behalf of its sub-fund, 4010 Royalty Investments Fund 1 (the “Buyer”), and Savara Inc., a corporation incorporated in the State of Delaware (the “Seller”).

Recitals

WHEREAS, the Seller is in the business of, among other things, developing and commercializing the Product; and

WHEREAS, the Buyer desires to purchase the Revenue Participation Right from the Seller in exchange for payment of the Purchase Price, and the Seller desires to sell the Revenue Participation Right to the Buyer in exchange for the Buyer’s payment of the Purchase Price, in each case on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Seller and the Buyer hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1 Definitions. The following terms, as used herein, shall have the following meanings:

“Affiliate” means, (a) with respect to any particular Person, any other Person directly or indirectly controlling, controlled by or under common control with such particular Person and (b) with respect to the Buyer, any Person now or hereafter existing that is managed or controlled by RTW Investments, LP or of which RTW Investments, LP serves as investment manager. For purposes of the foregoing sentence, the term “control” means direct or indirect ownership of (i) 50% or more, including ownership by trusts with substantially the same beneficial interests, of the voting and equity rights of such Person, firm, trust, corporation, partnership or other entity or combination thereof, or (ii) the power to direct the management of such person, firm, trust, corporation, partnership or other entity or combination thereof, by contract or otherwise.

“Agreement” is defined in the preamble.

“Approved Indication” means the treatment of autoimmune pulmonary alveolar proteinosis (aPAP).

“Back-Up Security Interest” is defined in Section 2.1(b).

“Bankruptcy Event” means the occurrence of any of the following in respect of a Person:

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(a) such Person shall generally not, shall be unable to, or an admission in writing by such Person of its inability to, pay its debts as they come due or a general assignment by such Person for the benefit of creditors; (b) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of such Person or its debts under any applicable law relating to bankruptcy, insolvency, examinership, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar applicable law now or hereafter in effect, or seeking, consenting to or acquiescing in the entry of an order for relief in any case under any such applicable law, or the appointment of or taking possession by a receiver, trustee, custodian, liquidator, examiner, assignee, sequestrator or other similar official for such Person or for any substantial part of its property; (c) corporate or other entity action taken by such Person to authorize any of the actions set forth in clause (a) or clause (b) above; or (d) without the consent or acquiescence of such Person, the commencement of an action seeking entry of an order for relief or approval of a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar applicable law, or the filing of any such petition against such Person, or, without the consent or acquiescence of such Person, the commencement of an action seeking entry of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person, in each case where such petition or order shall remain unstayed or shall not have been stayed or dismissed within 90 calendar days from entry thereof.

“Bankruptcy Laws” means, collectively, bankruptcy, insolvency, reorganization, examinership, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally.

“Bill of Sale” is defined in Section 3.3.

“BLA” means a Biologics License Applications submitted to the FDA in the United States in accordance with the Public Health Service Act with respect to a Product.

“Blackbox Warning” means any “black box warnings” as defined under 21 CFR 201.57(c) of the Code of Federal Regulations, [***].

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York are permitted or required by applicable law or regulation to remain closed.

“Buy-Back Option” is defined in Section 6.2(c)(i).

“Buy-Back Requirement” is defined in Section 6.2(c)(i).

“Buyer” is defined in the preamble.

“Buyer Indemnified Parties” is defined in Section 7.1(a).

“Calendar Quarter” means, for the Calendar Quarter in which the Closing occurs, the period beginning on the first day of such Calendar Quarter and ending on the last day of such

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Calendar Quarter, and thereafter, in each case, each successive period of three consecutive calendar months ending on March 31, June 30, September 30 or December 31; provided that the final Calendar Quarter of this Agreement shall end on the effective date of expiration or termination of this Agreement.

“Calendar Year” means, for the Calendar Year in which the Closing occurs, the period beginning on the first day of such Calendar Year and ending on the last day of such Calendar Year, and thereafter, in each case, each respective period of 12 consecutive months ending on December 31; provided that the final Calendar Year of this Agreement shall end on the effective date of expiration or termination of this Agreement.

“Change of Control” means the occurrence of any one or more of the following: (a) the acquisition, whether directly, indirectly, beneficially or of record, whether by merger, scheme of arrangement, consolidation, sale or other transfer of securities in a single transaction or series of related transactions, by any Person of any voting securities of the Seller, or if the percentage ownership of any Person in the voting securities of the Seller is increased through stock redemption, cancellation, or other recapitalization, and immediately after such acquisition or increase such Person is, directly or indirectly, the beneficial owner of voting securities representing 50% or more of the total voting power of all of the then outstanding voting securities of the Seller; (b) a merger, scheme of arrangement, consolidation, recapitalization, or reorganization of the Seller is consummated that would result in shareholders or equity holders of the Seller immediately prior to such transaction that did not own more than 50% of the outstanding voting securities of the Seller immediately prior to such transaction, owning more than 50% of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; (c) the sale, lease, transfer, license or other disposition, in a single transaction or series of related transactions, by the Seller or any Subsidiary of the Seller of all or substantially all the assets of the Seller and its Subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more Subsidiaries of the Seller if substantially all of the assets of the Seller and its Subsidiaries taken as a whole are held by such Subsidiary or Subsidiaries, except where such sale, lease, transfer, license or other disposition is to a wholly owned Subsidiary of the Seller; and (d) the sale, lease, transfer, license or other disposition, in a single transaction or series of related transactions, by the Seller or any Subsidiary of the Seller of all or substantially all the rights of the Seller and its Subsidiaries taken as a whole in and to the Products, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more Subsidiaries of the Seller if substantially all of the assets of the Seller and its Subsidiaries taken as a whole in and to the Products are held by such Subsidiary or Subsidiaries, except where such sale, lease, transfer, license or other disposition is to a wholly owned Subsidiary of the Seller.

“Clinical Trial” means a clinical trial intended to support or maintain the Marketing Approval or Commercialization of a Product.

“Clinical Updates” means (a) a summary of any material updates with respect to the Clinical Trials, including the number of patients currently enrolled in each such Clinical trial, the number of sites conducting each such Clinical Trial, the material progress of each such Clinical Trial, any material modifications to each such Clinical Trial, any adverse events in the Clinical Trials, (b) written plans to start new Clinical trials, and (c) investigator brochures for the Product.

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“Closing” means the closing of the sale, transfer, assignment and conveyance of the Revenue Participation Right hereunder.

“Closing Date” means the date on which the Closing occurs pursuant to Section 3.1.

“CMC” means chemistry, manufacturing and controls with respect to the Product.

“CoC Agreement” is defined in Section 6.2(c)(i).

“CoC Date” is defined in Section 6.2(c)(i).

“CoC Payment” is defined in Section 6.2(c)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Combination Product” has the meaning ascribed to such term in 21 CFR 3.2(e). All references to Products in this Agreement shall be deemed to include Combination Products. For the avoidance of doubt, none of the Products nor Molbreevi shall be considered a Combination Product for purposes of the calculation under the definition of Net Sales.

“Commercial Updates” means a summary of material updates with respect to the Seller’s and its Affiliates’ and any Licensee’s sales and marketing activities and, if material, commercial manufacturing matters with respect to the Product.

“Commercialization” means any and all activities directed to the distribution, marketing, detailing, promotion, selling and securing of reimbursement of the Product (including the using, importing, selling and offering for sale of the Product), and shall include post-Marketing Approval studies to the extent required by a Regulatory Authority, post-launch marketing, promoting, detailing, distributing, selling the Product, importing, exporting or transporting the Product for sale, and regulatory compliance with respect to the foregoing. When used as a verb, “Commercialize” shall mean to engage in Commercialization. Except with respect to post-Marketing Approval studies required by a Regulatory Authority, Commercialization shall not include any activities directed to the research or development (including pre-clinical and clinical development) or manufacture of the Product (and “Commercialize” shall be construed accordingly).

“Commercially Reasonable Efforts” means the level of efforts and resources (measured as of the time that such efforts and resources are required to be used under this Agreement) that are commonly used by a commercial-stage public biotechnology company of similar size and resources to Seller at the time such efforts are required (provided that such size and resources shall not decrease below the size and resources of the Seller as of the Closing Date), to develop, manufacture or commercialize, as the case may be, a comparable product for a comparable clinical indication (with respect to market size and commercial opportunity) at a similar stage in its development or product life and of a similar market and potential to the Product, taking into account all relevant factors, including without limitation the costs, risks, market potential, regulatory environment, competitive landscape, and other technical, commercial, legal or business considerations relevant to the Product at the time such efforts are required but without regard to the Seller’s financial obligations under this Agreement.

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“Confidential Information” is defined in Section 8.1.

“Contract” means an agreement, instrument, arrangement, modification, waiver or understanding.

“Disclosing Party” is defined in Section 8.1.

“Disclosure Schedule” means the Disclosure Schedule, dated as of the date hereof, delivered to the Buyer by the Seller concurrently with the execution of this Agreement; provided, that the list of Existing Licenses under Schedule 4.1(h)(i) of the Disclosure Schedule and the list of Existing Patent Rights under Schedule 4.1(k)(i) of the Disclosure Schedule may be updated as of the Closing to the extent such updates would not have a material and adverse effect on the Product, any Product Rights or the Revenue Participation Right or be materially adverse to the Buyer’s interests under this Agreement.

“Distributor” means a Third Party that (a) purchases or has the option to purchase the Product in finished form from or at the direction of the Seller or any of its Affiliates, (b) has the right, option or obligation to distribute, market and sell the Product (with or without packaging rights) in one or more regions, (c) does not obtain a license or other rights to any Patent Rights or Know-How Rights, and (d) does not otherwise make any royalty, milestone, profit share or other similar payment to the Seller or its Affiliate based on such Third Party’s sale of the Product. The term “packaging rights” in this definition will mean the right for the Distributor to package or have packaged Product supplied in unpackaged bulk form into individual ready-for-sale packs.

“EMA” means the European Medicines Agency, or any successor agency thereto.

“Event of Default” means any of the events set forth below:

(a) Non-Payment. The Seller fails to pay any amounts to the Buyer hereunder when and as the same shall become due and payable; provided that the Seller shall have the right to cure such failure within five Business Days;

(b) Covenants. If the Seller fails to perform or observe any covenant or agreement (not specified in subsection (a) above) contained in this Agreement on its part to be performed or observed, and, in the case of any failure that is capable of cure, such failure continues unremedied for a period of 30 or more calendar days;

(c) Representations and Warranties. If (i) any representation or warranty made or deemed made by or on behalf of the Seller in or in connection with this Agreement or any amendment or modification hereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof, shall: (A) prove to have been incorrect when made or deemed made to the extent that such representation or warranty contains any materiality or Material Adverse Effect qualifier; or (B) prove to have been incorrect in any material respect when made or deemed made to the extent that such representation or warranty does not otherwise contain any materiality or Material Adverse Effect qualifier; and (ii) such inaccuracy (without giving effect to

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any qualifications as to “materiality” “Material Adverse Effect” or any words of similar meaning) could reasonably be expected to have a Material Adverse Effect;

(d) Bankruptcy Event. (i) the Seller or any of its Significant Subsidiaries shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Seller, any Significant Subsidiaries or their respective debts under any bankruptcy, insolvency, examinership or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, examiner, liquidator, custodian or other similar official of the Seller or any Significant Subsidiary or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due; or (ii) an involuntary case or other proceeding shall be commenced against the Seller or any Significant Subsidiary seeking liquidation, reorganization or other relief with respect to the Seller or any Significant Subsidiary or its debts under any bankruptcy, insolvency, examinership or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, examiner, liquidator, custodian or other similar official of the Seller or any Significant Subsidiary or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 consecutive calendar days; or

(e) Indebtedness. Default by the Seller or any of its Subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $[***] (or its foreign currency equivalent) in the aggregate of the Seller and its Subsidiaries, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal of any such debt when due and payable (after the expiration of all applicable grace periods) at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise.

(f) Judgment. A final judgment or judgments for the payment of $[***] (or its foreign currency equivalent) or more (excluding any amounts covered by insurance) in the aggregate rendered against the Seller or any of its Subsidiaries which judgment is not discharged, bonded, paid, waived or stayed within 60 calendar days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing In‑License” is defined in Section 4.1(h)(i).

“Existing License” is defined in Section 4.1(h)(i).

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“Existing Out‑License” is defined in Section 4.1(h)(i).

“Existing Patent Rights” is defined in Section 4.1(k)(i).

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“FDA Application Integrity Policy” is defined in Section 4.1(g)(ii).

“First Commercial Sale” means the first sale by the Seller or any of its Affiliates or Licensees to an end user or prescriber for use, consumption, or resale of the Product in the Territory that generates Net Sales following receipt of U.S. Marketing Approval for the Product in the Territory.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Governmental Entity” means any: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) U.S. federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court, arbitrator or other tribunal); (d) multi-national organization or body; or (e) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Gross Sales” is defined in the definition of “Net Sales”.

“Improvements” means any improvement, invention or discovery relating to the Product (other than with respect to a new composition of matter), including the formulation, or the method of manufacture of the Product.

“In-License” means any license, settlement agreement or other agreement or arrangement between the Seller or any of its Affiliates and any Third Party pursuant to which the Seller or any of its Affiliates obtains a license or a covenant not to sue or similar grant of rights to any Patents or other intellectual property rights of such Third Party that is necessary or reasonably useful for the research, development, manufacture, use or Commercialization of a Product in the Territory.

“Indebtedness” of any Person means any indebtedness for borrowed money, any obligation evidenced by a note, bond, debenture or similar instrument, or any guarantee of any of the foregoing.

“Indemnified Party” is defined in Section 7.2.

“Indemnifying Party” is defined in Section 7.2.

“Intellectual Property Rights” means any and all of the following as they exist in the Territory at any time: (a) the Patent Rights; (b) the Know-How Rights; (c) rights in registered

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and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing, in each case, with respect to the Product; (d) any and all other intellectual property rights and/or proprietary rights, whether or not patentable, specifically relating to any of the foregoing, as necessary or reasonably useful for the research, development, manufacture, use, or Commercialization of the Product.

“Intellectual Property Updates” means an updated list of the Patent Rights, including any new Patents issued or filed, amended or supplemented, relating to the Product or any abandonments or other termination of prosecution with respect to any of the Patent Rights, and any other material information or developments with respect to the Patent Rights or Know-How Rights.

“IRS” means the United States Internal Revenue Service.

“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature.

“Know-How” means any and all proprietary or confidential information, know-how and trade secrets, including processes, formulae, models and techniques (but excluding rights in research in progress, algorithms, data, databases, data collections, chemical and biological materials and the results of experimentation and testing).

“Know-How Rights” means any and all Know-How owned or in-licensed by the Seller or any of its Affiliates or under which the Seller or any of its Affiliates is or may become empowered to grant licenses necessary or reasonably useful in the research, development, manufacture, use, or Commercialization of the Product or primarily directed to the Product.

“Knowledge of the Seller” means the actual knowledge of the individuals listed on Schedule 1.1 of the Disclosure Schedule, after reasonable due inquiry.

“Licensee” means, with respect to the Product, a Third Party to whom the Seller or any Affiliate of the Seller has granted a license or sublicense to Commercialize the Product. For clarity, a Distributor shall not be deemed to be a “Licensee.”

“Lien” means any mortgage, lien, pledge, participation interest, charge, adverse claim, security interest, encumbrance or restriction of any kind, including any restriction on use, transfer or exercise of any other attribute of ownership of any kind.

“Loss” means any and all Judgments, damages, losses, claims, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of counsel.

“Major Stock Exchange” means the NYSE, NASDAQ, Tokyo Stock Exchange, Euronext, or the stock exchanges of Toronto, Frankfurt, or London.

“Marketing Approval” means, a BLA approved by the FDA, a Marketing Authorization Application approved by the EMA under the centralized European procedure, or any corresponding non-U.S. or non-EMA application, registration or certification necessary or

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reasonably useful to market a Product approved by the corresponding Regulatory Authority, including pricing and reimbursement approvals where required.

“Marketing Approval Deadline” means 11:59 pm, New York City time, on March 31, 2027.

“Material Adverse Effect” means (a) a material adverse effect on (i) any Product, (ii) any of the Intellectual Property Rights, including the Seller’s or any of its Affiliates’ rights in or to such Intellectual Property Rights, (iii) any Marketing Approval of the Product in the Territory or the timing thereof, (iv) the legality, validity or enforceability of any provision of this Agreement, (v) the ability of the Seller to perform any of its obligations under this Agreement, (vi) the rights or remedies of the Buyer under this Agreement, or (vii) the business of the Seller or its Affiliates or (b) an adverse effect in any material respect on (i) the timing, duration or amount of the Royalty Payments, or (ii) the Revenue Participation Right, the Product Collateral, or the Back-Up Security Interest.

“Molbreevi” means the molgramostim inhalation solution being developed by the Seller for the treatment of the Approved Indication. The active pharmaceutical ingredient in molgramostim inhalation solution is molgramostim, a non-glycosylated form of recombinant human granulocyte-macrophage colony stimulating factor (rhGM-CSF), which is produced in a strain of Escherichia coli bearing a genetically engineered plasmid that contains the human granulocyte-macrophage colony stimulating factor (GM-CSF) cDNA. Additional information about Molbreevi is set forth on Exhibit A. MOLBREEVI is the FDA conditionally accepted trade name for molgramostim inhalation solution. As of the date of this Agreement, it is not approved in any indication. MOLBREEVI is a trademark of the Seller.

“Net Sales” means, with respect to the Product, the gross amount invoiced, billed or otherwise recorded for sales of the Product in the Territory by or on behalf of the Seller, its Affiliates, or any Licensee of the Seller or any of the Seller’s Affiliates (each of the foregoing Persons, for purposes of this definition, shall be considered a “Related Party”) to a Third Party in an arm’s length transaction (“Gross Sales”) less the following amounts, to the extent actually incurred or accrued, in accordance with the Seller’s standard accounting practices and policies, and in accordance with GAAP consistently applied, and not reimbursed by such Third Party, provided that any given amount may be taken as a permitted deduction only once:

(a) reasonable and customary rebates, chargebacks, quantity, trade and similar discounts, credits and allowances and other price reductions reasonably granted, allowed, incurred or paid in so far as they are applied to sales of the Product;

(b) discounts (including cash, quantity, trade, governmental, and similar discounts), coupons, retroactive price reductions, charge back payments and rebates granted to managed care organizations or to federal, state and local governments, or to their agencies (including payments made under the new “Medicare Part D Coverage Gap Discount Program” and the “Annual Fee for Branded Pharmaceutical Manufacturers” specific to the Product), in each case, as applied to sales of the Product and actually given to customers;

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(c) reasonable and customary credits, adjustments, and allowances, including those granted on account of price adjustments, billing errors, and damage, Product otherwise not in saleable condition, and rejection, return or recall of the Product;

(d) reasonable and customary freight and insurance costs incurred with respect to the shipment of the Product to customers, in each case if charged separately and invoiced to the customer;

(e) all sales, use, value-added, excise, turnover, inventory and other similar Taxes (excluding income or franchise Taxes of any kind), and that portion of annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) and any other fee imposed by any equivalent applicable law, in each of the foregoing cases, that Seller allocates to sales of the Product in accordance with Seller’s standard policies and procedures consistently applied across its products, as adjusted for rebates and refunds, imposed in connection with the sales of the Product to any Third Party, to the extent such Taxes are not paid by the Third Party;

(f) or uncollectible debt amounts (including, without limitation, bad debt, write-offs, and collection agency fees) with respect to sales of the Product, regardless of when such amounts become uncollectible, provided that if the debt is thereafter paid, the corresponding amount shall be added to the Net Sales of the period during which it is paid;

(g) all documented out of pocket amounts directly relating to co-pay programs, bridging programs patient assistance programs, price protection programs, chargebacks, government-mandated programs, or other similar programs or initiatives which may be implemented from time to time by the Seller; and

(h) any other deductions, expenses, or amounts of a similar nature, or otherwise customarily deducted by Seller or its Affiliates or Licensees in the calculation of net sales for similar products, as determined in accordance with the Seller’s standard accounting practices and policies and GAAP consistently applied.

For clarity, “Net Sales” will not include (i) sales or dispositions for charitable, promotional, pre-clinical, clinical, regulatory, compassionate use, named patient use or indigent or other similar programs, reasonable quantities of Product used as samples, and Product used in the development of the Product, or (ii) sales or dispositions between any of the Related Parties (unless a Related Party is the final end-user of the Product), but will include subsequent sales or dispositions of Product to a non-Related Party.

Net Sales for any Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where “A” is the weighted average invoice price of the Product contained in such Combination Product when sold separately during the applicable accounting period in which the sales of the Combination Product were made, and “B” is the combined weighted average invoice prices of all of the Other Components contained in such Combination Product sold separately during such same accounting period. If the Product

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contained in such Combination Product is not sold separately in finished form, the Seller and the Buyer shall determine Net Sales for the Product by mutual agreement based on the relative contribution of the Product and each such other active ingredient in such Combination Product in accordance with the above formula.

“Obligations” means, without duplication the Royalty Payments and all present and future taxes, liabilities, obligations, covenants, duties, and debts, owing by the Seller to the Buyer, arising under or pursuant to the Transaction Documents, including all interest, expenses, fees, and any other sums chargeable to the Seller hereunder and under the other Transaction Documents (and including any interest, fees and other charges that would accrue but for the filing of a bankruptcy action with respect to the Seller, whether or not such claim is allowed in such bankruptcy action).

“Orange Book” means the FDA publication “Approved Drug Products with Therapeutic Equivalence Evaluations,” as may be amended from time to time.

“Orange Book Patent” means the Patents listed in the Orange Book by Seller, its Affiliates or Licensees in connection with the Product.

“Other Component” is defined in the definition of “Combination Products”.

“Out-License” means each license or other agreement between the Seller or any of its Affiliates and any Third Party (other than Distributors) pursuant to which the Seller or any of its Affiliates grants a license, sublicense, or other rights to practice any Patents or other intellectual property rights to research, develop, manufacture, use, or Commercialize the Product.

“Patent Rights” means any and all Patents owned or in-licensed by the Seller or any of its Affiliates or under which the Seller or any of its Affiliates is or may become empowered to grant licenses necessary or reasonably useful in the research, development, manufacture, use, or Commercialization of the Product, as well as existing or future Patents covering any Improvements.

“Patents” means any and all patents and patent applications existing as of the date of this Agreement and all patent applications filed hereafter, including any continuation, continuation-in-part, division, provisional or any substitute applications, any patent issued with respect to any of the foregoing patent applications, any certificate, reissue, reexamination, renewal or patent term extension or adjustment (including any supplementary protection certificate) of any such patent or other governmental actions which extend any of the subject matter of a patent, and any substitution patent, confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

“Payoff Condition” is defined in Section 5.2(b).

“Permitted Indebtedness” means subject to the prior written consent of the Buyer, secured and unsecured Indebtedness; provided, however, that if the Seller has recognized Net Sales in accordance with GAAP in excess of $[***] for the trailing twelve-month period ending the last full month prior to the incurrence of such Indebtedness, the Buyer’s prior written consent shall not be required with respect to (a) any unsecured Indebtedness and (b) any secured

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Indebtedness, so long as (i) the principal amount of any secured Indebtedness incurred by the Seller or any of its Subsidiaries (together with the aggregate outstanding principal amount of all such secured Indebtedness previously incurred by the Seller or any of its Subsidiaries, including with respect to any refinancing of the Seller’s or any of its Subsidiaries’ existing secured Indebtedness) does not at the time of incurring such secured Indebtedness exceed [***]% of the market capitalization of the Seller, measured as of the time such secured Indebtedness is incurred, (ii) the holders of such secured Indebtedness or any agent, representative or trustee acting on behalf of such holders have entered into an intercreditor agreement with the Buyer in form and substance reasonably satisfactory to the Buyer, and (iii) the lien supporting such secured Indebtedness does not extend to the Royalty Payments or the Revenue Participation Right.

“Permitted License” is defined in Section 6.7(a).

“Permitted Liens” means any lien granted in connection with Permitted Indebtedness.

“Permits” is defined in Section 4.1(g)(vii).

“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, trust, Governmental Entity or other entity, enterprise, association or organization.

“Prime Rate” means the prime rate published by The Wall Street Journal, from time to time, as the prime rate.

“Product” means, individually and collectively, (a) Molbreevi; (b) all dose formats, derivative, form, formulation, dosing regimen, subsequent instances, versions, strength or route of administration of Molbreevi or other inhaled GM CSF; and (c) delivery of any of the foregoing via eFlow® Nebulizer System (PARI Pharma GmbH), as further described on Exhibit A, or any other device or format.

“Product Collateral” means the Seller’s or any of its Affiliate’s rights, title and interests in any and all of the following as they exist in the Territory: (a) the Royalty Payments and the Revenue Participation Right; (b) the Product (including all inventory of the Product), (b) the Product Rights owned, licensed or otherwise held by the Seller, and (c) any proceeds from either (a), (b), or (c) above, including all accounts receivable and general intangibles resulting from the sale, license or other disposition of Products in the Territory by the Seller, its Affiliates, or its Licensees.

“Product Rights” means any and all of the following as they exist in the Territory: (a) Intellectual Property Rights, (b) regulatory filings, submissions and approvals, including Marketing Approvals, with or from any Regulatory Authorities with respect to the Product, (c) In-Licenses and (d) Out-Licenses.

“Public Health Service Act” means the United States Public Health Service Act (42 U.S.C. § 262) and applicable regulations promulgated thereunder by the FDA.

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“Purchase Price” is defined in Section 2.2.

“Qualified Person” means [***].

“Ratchet” is defined in the definition of “Royalty Rate”.

“Ratchet Cure” is defined in the definition of “Royalty Rate”.

“Ratchet Threshold” is defined in the definition of “Royalty Rate”.

“Receiving Party” is defined in Section 8.1.

“Regulatory Authority” means any national or supranational Governmental Entity, including the FDA, the EMA or such other equivalent regulatory authority, or any successor agency thereto, that has responsibility in granting a Marketing Approval.

“Regulatory Updates” means a summary of any and all material information and developments that materially impact the Product with respect to any regulatory filings or submissions made to any Regulatory Authority.

“Related Party” is defined in the definition of “Net Sales”.

“Report” is defined in Section 6.1(a).

“Representative” means, with respect to any Person, (a) any direct or indirect member or partner of such Person and (b) any manager, director, trustee, officer, employee, agent, advisor or other representative (including attorneys, accountants, consultants, contractors, actual and potential lenders, investors, co-investors and assignees, bankers and financial advisers) of such Person.

“Restricted Indebtedness” means any (a) financing, sale, or loan of royalty, revenue or profit interests on any product, or (b) any Indebtedness, in each case other than Permitted Indebtedness

“Revenue Participation Right” means the right to receive the Royalty Payments.

“Royalty Cap” means the amount equal to $187,500,000.

“Royalty Payments” means, for each Calendar Quarter beginning on the First Commercial Sale in the Territory until the Royalty Termination Date, an amount payable to the Buyer equal to the amount of the applicable portion of Net Sales of Products in the Territory during such Calendar Quarter multiplied by the applicable Royalty Rate. For clarity, the applicable Royalty Rate used to calculate the amount of Royalty Payments for a given Calendar Quarter will be based on the aggregate Net Sales of Products in the Territory recorded in such Calendar Quarter and all prior Calendar Quarters in the applicable Calendar Year, and more than one applicable Royalty Rate may apply to any given Calendar Quarter if there are Net Sales in multiple payment tiers (as reflected in the definition of Royalty Rate) during such Calendar

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Quarter. The amount of Royalty Payments for each Calendar Quarter shall be determined in a manner consistent with the example of such calculation set forth in Exhibit D.

“Royalty Rate” means the percentage based on the applicable level of aggregate Net Sales of Products in the Territory in a Calendar Year as set forth in the chart below:

Payment Tiers based on Annual Net Sales	Royalty Rate
Annual Net Sales less than or equal to $[***] (“Tier 1”)	7.0%*
Annual Net Sales exceeding $[***] and less than or equal to $[***]	[***]%
Annual Net Sales in excess of $[***]	1.0%

* The Royalty Rate for Tier 1 will increase to 9.5% (the “Ratchet”) if annual Net Sales are less than (a) $[***] for the Calendar Year of 2027, (b) $[***] for the Calendar Year of 2028, and (c) $[***] for the Calendar Year of 2029 or in subsequent Calendar Years (each, a “Ratchet Threshold”); provided that, if the Ratchet is triggered, the Royalty Rate for Tier 1 will return to 7.0% if annual Net Sales for the Calendar Year following the Calendar Year in which the Ratchet is triggered are greater than or equal to the applicable Ratchet Threshold that was triggered (the “Ratchet Cure”); and provided, further, that, if the Ratchet Cure occurs, the Ratchet shall occur again in any subsequent Calendar Year in which the annual Net Sales are less than the applicable Ratchet Threshold. Notwithstanding anything to the contrary herein, if the Seller has not received the U.S. Marketing Approval on or prior to September 30, 2026 the Ratchet pursuant to the requirements set forth in clause (a) above shall not be applicable.

“Royalty Termination Date” means the date on which (a) aggregate payments of the Royalty Payments actually received by the Buyer equal the Royalty Cap and (b) payment in full in good funds of all other Obligations (other than contingent indemnification obligations for which no claims have been made) has been received by the Buyer.

“Safety Notices” means any recalls, field notifications, market withdrawals, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action issued or instigated by the Seller, any of its Affiliates or any Regulatory Authority relating to an alleged lack of safety or material regulatory non-compliance of the Product.

“Securities Act” means the Securities Act of 1933.

“Seller” is defined in the preamble. References to the Seller herein shall be deemed to include any permitted assignee of the Seller pursuant to Section 11.4.

“Seller Indemnified Parties” is defined in Section 7.1(b).

“Seller SEC Documents” is defined in Section 4.1(q).

“Significant Subsidiary” means a Subsidiary of the Seller that meets the definition of “significant subsidiary” in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act.

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“Solvent” means that (a) the fair saleable value of the Seller’s consolidated assets is greater than the sum of its debts, liabilities and other obligations, including known contingent liabilities, (b) the present fair saleable value of the Seller’s consolidated assets is greater than the amount that would be required to pay its liabilities on its existing debts, liabilities and other obligations, including known contingent liabilities, as they become absolute and matured, (c) the Seller is able to realize upon its assets and pay its debts, liabilities and other obligations, including known contingent obligations, as they mature, (d) the Seller does not have any present plans or intentions to incur, debts or other obligations or liabilities beyond its ability to pay such debts or other obligations or liabilities as they become absolute and matured, (e) the Seller has not become subject to any Bankruptcy Event, (f) the Seller has not been rendered insolvent within the meaning of any applicable law, and (g) no step has been taken or is intended by the Seller or, to the Knowledge of the Seller, any other Person to make the Seller subject to a Bankruptcy Event. For purposes of this definition, the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SRC Deadline” means the filing deadline for the periodic report required of a “smaller reporting company” that is neither an “accelerated filer” nor a “large accelerated filer” (each term, as defined in Rule 12b-2 under the Exchange Act) with a fiscal year ending on December 31 in respect of each Calendar Quarter, inclusive of any extensions thereof that may be available under Rule 12b-25 under the Exchange Act; provided, that if the Seller ceases to be a “smaller reporting company” and becomes either an “accelerated filer” or a “large accelerated filer”, “SRC Deadline” shall mean the applicable filing deadline for such type of filer.

“Subsidiary” means any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled (by contract or otherwise) by the Seller directly or indirectly through one or more intermediaries. For purposes hereof, the Seller shall be deemed to control a partnership, limited liability company, association or other business entity if the Seller, directly or indirectly through one or more intermediaries, shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.

“Tax” or “Taxes” means any U.S. federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, abandoned property, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Territory” means the United States of America, its fifty (50) states, the District of Columbia, Puerto Rico and any other jurisdiction within the United States of America.

“Third Party” means any Person that is not the Seller or the Seller’s Affiliates.

“Tier 1” is defined in the definition of “Royalty Rate”.

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“Transaction Documents” means this Agreement, the Bill of Sale, and any other agreement, instrument or document entered into from time to time in connection herewith or therewith, in each case, as amended, supplemented or otherwise modified from time to time.

“Transaction Expenses” means the aggregate amount of any and all reasonable and documented out-of-pocket fees and expenses reasonably incurred by or on behalf of, or paid directly by, the Buyer in connection with the transactions contemplated hereby, including diligence and the negotiation, preparation, and execution of the Transaction Documents, and the consummation of the transactions contemplated hereby, subject to a cap of $[***]; provided that, for the avoidance of doubt, the parties hereto acknowledge that the billing rates of Latham & Watkins LLP (including as may be reasonably increased from time to time consistent with past practice) are reasonable attorneys’ fees.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if, with respect to any financing statement or by reason of any provisions of applicable law, the perfection or the effect of perfection or non-perfection of the back-up security interest or any portion thereof granted pursuant to Section 2.1(b) is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

“Unexpected Contraindications” means any contraindications or limitations, [***] included in the label approved by FDA in the U.S. Marketing Approval that, taken as a whole, [***].

“U.S.-Ireland Treaty” is defined in Section 6.13(a).

“U.S. Marketing Approval” is defined in Section 5.2(a).

Section 1.2 Certain Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(a) unless otherwise defined, all terms that are defined in the UCC shall have the meanings stated in the UCC;

(b) words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders;

(c) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation;”

(d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if;”

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(e) “hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f) references to a Person are also to its permitted successors and assigns (subject to any restrictions on assignment, transfer or delegation set forth herein), and any reference to a Person in a particular capacity excludes such Person in other capacities;

(g) the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(h) definitions are applicable to the singular as well as the plural forms of such terms;

(i) unless otherwise indicated, references to an “Article”, “Section” or “Exhibit” refer to an Article or Section of, or an Exhibit to, this Agreement, and references to a “Schedule” refer to the corresponding part of the Disclosure Schedule;

(j) in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including”;

(k) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States;

(l) where any payment is to be made, any funds are to be applied or any calculation is to be made under this Agreement on a day that is not a Business Day, unless this Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly;

(m) provisions referring to matters that would or could have, or would or could reasonably be expected to have, or similar phrases, shall be deemed to have such result or expectation with or without the giving of notice or the passage of time, or both;

(n) for covenants that are to be undertaken “reasonably,” such actions (or inactions) shall take into account Buyer’s and Seller’s relative economic interests in the matter and the relative economic impact of the applicable action (or inaction) on such interests;

(o) references to this Agreement include the Bill of Sale, the Disclosure Schedule and any certificates or other agreements delivered in connection with the transactions contemplated by this Agreement; and

(p) references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement.

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ARTICLE 2
PURCHASE, SALE AND ASSIGNMENT OF THE REVENUE PARTICIPATION RIGHT

Section 2.1 Purchase, Sale and Assignment.

(a) At the Closing and upon the terms and subject to the conditions of this Agreement, the Seller shall sell, transfer, assign and convey to the Buyer, without recourse (except as expressly provided herein), and the Buyer shall purchase, acquire and accept from the Seller, the Revenue Participation Right, free and clear of all Liens. Immediately upon the sale to the Buyer by the Seller of the Revenue Participation Right pursuant to this Section 2.1(a), all of the Seller’s right, title and interest in and to the Revenue Participation Right shall terminate, and all such right, title and interest shall vest in the Buyer free and clear of all Liens.

(b) It is the intention of the parties hereto that the sale, transfer, assignment and conveyance contemplated by this Agreement be, and is, a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller to the Buyer of all of the Seller’s right, title and interest in and to the Revenue Participation Right. Neither the Seller nor the Buyer intends the transactions contemplated by this Agreement to be, or for any purpose characterized as, a loan from the Buyer to the Seller or a pledge, a security interest, a financing transaction or a borrowing. It is the intention of the parties hereto that the beneficial interest in and title to the Revenue Participation Right and any “proceeds” (as such term is defined in the UCC) thereof shall not be part of the Seller’s estate in the event of the filing of a petition by or against the Seller under any Bankruptcy Laws. The Seller hereby waives, to the maximum extent permitted by applicable law, any right to contest or otherwise assert that this Agreement does not constitute a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller to the Buyer of all of the Seller’s right, title and interest in and to the Revenue Participation Right under applicable law, which waiver shall, to the maximum extent permitted by applicable law, be enforceable against the Seller in any bankruptcy or insolvency proceeding relating to the Seller. Accordingly, the Seller shall treat the sale, transfer, assignment and conveyance of the Revenue Participation Right as a sale of “accounts” or “payment intangibles” (as appropriate) in accordance with the UCC, and the Seller hereby authorizes the Buyer, from and after the Closing, to file security filings and financing statements (and continuation statements with respect to such financing statements when applicable) naming the Seller as the debtor/seller and the Buyer as the secured party/buyer in respect to the Revenue Participation Right. Not in derogation of the foregoing statement of the intent of the parties hereto in this regard, and for the purposes of providing additional assurance to the Buyer in the event that, despite the intent of the parties hereto, the sale, transfer, assignment and conveyance contemplated hereby is hereafter held not to be a sale, the Seller does hereby grant to the Buyer, effective solely as of, and not in any event prior to, the Closing Date, as security for all of the Seller’s obligations hereunder (including the payment of the Royalty Payments), a first priority security interest in and to all right, title and interest in, to and under the Product Collateral, and the Seller does hereby authorize the Buyer, from and after the Closing, to file such security filings and financing statements (and continuation statements with respect to such financing statements when applicable) in such manner and such jurisdictions as are necessary or appropriate to perfect such security interest (the “Back-Up Security Interest”).

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Section 2.2 Purchase Price. At the Closing and upon the terms and subject to the conditions of this Agreement, the purchase price to be paid as consideration to the Seller for the sale, transfer, assignment and conveyance of the Revenue Participation Right to the Buyer is $75,000,000 in cash (the “Purchase Price”) less any Transaction Expenses that have not been reimbursed to the Buyer hereunder prior to the Closing.

Section 2.3 No Assumed Obligations; Excluded Assets. Notwithstanding any provision in this Agreement to the contrary, the Buyer is only agreeing, on the terms and conditions set forth in this Agreement, to purchase, acquire and accept the Revenue Participation Right and is not assuming any liability or obligation of the Seller or any of its Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter. Except as specifically set forth herein in respect of the Revenue Participation Right purchased, acquired and accepted hereunder, the Buyer does not, by such purchase, acquisition and acceptance, acquire any other assets of the Seller or its Affiliates.

ARTICLE 3
CLOSING

Section 3.1 Closing. The Closing shall take place remotely via the exchange of documents and signatures on the [***] Business Day, or such period as mutually agreed upon by the parties hereto, after the date on which the conditions set forth in ARTICLE 5 are satisfied or waived.

Section 3.2 Payment of Purchase Price. At the Closing, the Buyer shall deliver (or cause to be delivered) payment of the Purchase Price to the Seller by electronic funds transfer or wire transfer of immediately available funds to one or more accounts specified by the Seller.

Section 3.3 Bill of Sale. At the Closing, upon confirmation of the receipt of the Purchase Price, the Seller shall deliver to the Buyer a duly executed bill of sale evidencing the sale, transfer, assignment and conveyance of the Revenue Participation Right in substantially the form attached hereto as Exhibit B (the “Bill of Sale”).

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

Section 4.1 Seller’s Representations and Warranties. Except as set forth on the Disclosure Schedule attached hereto (provided, the list of Existing Licenses under Schedule 4.1(h)(i) of the Disclosure Schedule and the list of Existing Patent Rights under Schedule 4.1(k)(i) of the Disclosure Schedule may be updated as of the Closing to the extent such updates would not have a material and adverse effect on the Product, any Product Rights or the Revenue Participation Right or be materially adverse to the Buyer’s interests under this Agreement), the Seller represents and warrants to the Buyer that as of the date hereof and as of the Closing Date:

(a) Existence; Good Standing. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Seller is duly

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licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b) Authorization. The Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Seller.

(c) Enforceability. This Agreement has been duly executed and delivered by an authorized officer of the Seller and constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(d) No Conflicts. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of the Seller, (ii) contravene or conflict with or constitute a material default under any law binding upon or applicable to the Seller or the Revenue Participation Right or (iii) contravene or conflict with or constitute a material default under any material Contract or Judgment binding upon or applicable to the Seller or the Revenue Participation Right.

(e) Consents. Except for the UCC financing statements contemplated by Section 2.1(b), or any filings required by U.S. federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Seller in connection with (i) the execution and delivery by the Seller of this Agreement, (ii) the performance by the Seller of its obligations under this Agreement or (iii) the consummation by the Seller of any of the transactions contemplated by this Agreement.

(f) No Litigation. Neither the Seller nor any of its Subsidiaries is a party to, and has not received any written notice of, any action, suit, investigation or proceeding pending before any Governmental Entity and, to the Knowledge of the Seller, no such action, suit, investigation or proceeding has been threatened against the Seller, that, individually or in the aggregate, has had or would, if determined adversely, reasonably be expected to have a Material Adverse Effect.

(g) Compliance.

(i) All applications, submissions, information and data related to the Product submitted or utilized as the basis for any request to any Regulatory Authority by or on behalf of the Seller were true and correct in all material respects as of the date of such submission or request, and, to the Knowledge of

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the Seller any material updates, changes, corrections or modification to such applications, submissions, information or data required under applicable laws or regulations have been submitted to the necessary Regulatory Authorities.

(ii) Neither the Seller nor any of its Subsidiaries has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Application Integrity Policy”) and any amendments thereto, or any similar policies by FDA, the EMA or any other Regulatory Authority, set forth in any applicable laws or regulations. Neither the Seller nor, to the Knowledge of the Seller, any of its officers, employees, contractors or agents is the subject of any pending or, to the Knowledge of the Seller, threatened investigation by FDA or any other Regulatory Authority that could reasonably result in the invocation of the FDA Application Integrity Policy or any similar policy by any Regulatory Authority.

(iii) There have been no material written communications sent or received by the Seller or any of its Affiliates to or from the FDA that (A) would indicate that the FDA (1) is likely to reject, condition, or delay any application for Marketing Approval, or (2) is likely to pursue any material compliance actions against the Seller; or (B) would individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(iv) As of (A) the date hereof, the Product has not been the subject of a prior Marketing Approval in the Territory and (B) the Closing Date, the Product has not been the subject of a prior Marketing Approval in the Territory, other than the U.S. Marketing Approval.

(v) None of the Seller, any of its Subsidiaries and, to the Knowledge of the Seller, any Third Party manufacturer of the Product, has received from the FDA a “Warning Letter”, Form FDA-483, “Untitled Letter,” or similar material written correspondence or notice alleging violations of applicable laws and regulations enforced by the FDA, or any comparable material written correspondence from any other Regulatory Authority with regard to the Product or the manufacture, processing, packaging or holding thereof, the subject of which communication is unresolved and if determined adversely to the Seller or such Subsidiary would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(vi) Since January 1, 2022, (A) there have been no Safety Notices, (B) to the Knowledge of the Seller, there are no unresolved material product complaints with respect to the Product, which would result in a Material Adverse Effect, and (C) to the Knowledge of the Seller, there are no facts currently in existence that would, individually or in the aggregate, reasonably be expected to result in a material Safety Notice with respect to the Product. Since January 1, 2022, neither the Seller nor any of its Subsidiaries has experienced any

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significant failures in the manufacturing of the Product for clinical use that have not been resolved, or that would, individually or in the aggregate, have had or, if such failure occurred again, would reasonably be expected to result in a Material Adverse Effect.

(vii) The Seller possesses all Marketing Approvals and material permits, licenses, registrations, certificates, authorizations, orders, clearances, and approvals (collectively, “Permits”) from the appropriate federal, state or foreign regulatory authorities necessary to conduct its business as currently conducted, including all such material Permits required by the FDA or any other Regulatory Authority. The Seller has not received any written notice of proceedings relating to the suspension, modification, revocation or cancellation of any Permit. Neither the Seller nor, to the Knowledge of the Seller, any officer, employee or agent of the Seller has been convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in (A) disqualification or debarment by the FDA under 21 U.S.C. Sections 335(a) or (b), or any similar law, rule or regulation of any other governmental entities, (B) debarment, suspension, or exclusion under any federal healthcare programs or by the General Services Administration, or any similar law, rule or regulation of any other governmental entities, or (C) exclusion under 42 U.S.C. Section 1320a-7 or any similar law, rule or regulation administered by any Regulatory Authority. To the Knowledge of the Seller, neither the Seller nor any of its officers, employees, any of its contractors or agents has made an untrue statement of material fact on, or material omissions from, any notifications, applications, approvals, reports and other submissions to FDA or any similar Regulatory Authority.

(viii) The Seller is and has been in compliance with all applicable laws administered or issued by the FDA or any similar Regulatory Authority, including the Federal Food, Drug, and Cosmetic Act, applicable requirements in FDA regulations, and any orders issued by FDA or similar Regulatory Authorities, and all other laws regarding ownership, developing, testing, manufacturing, packaging, storage, import, export, disposal, marketing, distributing, promoting, and complaint handling or adverse event reporting for the products of the Seller, except to the extent that such failure to comply with such applicable laws would not reasonably be expected to result in a Material Adverse Effect.

(h) Licenses.

(i) Licenses. Except as set forth on Schedule 4.1(h)(i) of the Disclosure Schedule, there are no In-Licenses and no Out-Licenses (any In-License set forth on Schedule 4.1(h)(ii) of the Disclosure Schedule, an “Existing In-License” and any Out-License set forth on Schedule 4.1(h)(ii) of the Disclosure Schedule, an “Existing Out-License”, and collectively, the “Existing Licenses”). Neither the Seller nor any of its Affiliates nor the respective counterparty thereto has made or entered into any amendment, supplement or modification to, or granted any waiver under any provision of any Existing License.

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(ii) Validity and Enforceability of Licenses. Each Existing License is a valid and binding obligation of each counterparty thereto. Each Existing License is enforceable against each counterparty thereto in accordance with its terms except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law). Neither the Seller nor any of its Affiliates has received any written notice in connection with any Existing License challenging the validity, enforceability or interpretation of any provision of such agreement.

(iii) No Termination. Neither the Seller nor any of its Affiliates has (A) given notice to a counterparty of the termination of any Existing License (whether in whole or in part) or any notice to a counterparty expressing any intention or desire to terminate any Existing License or (B) received from a counterparty thereto any written notice of termination of any Existing License (whether in whole or in part) or any written notice from a counterparty expressing any intention or desire to terminate any Existing License.

(iv) No Breaches or Defaults. There is and has been no material breach or default under any provision of any Existing License either by the Seller or any of its Affiliates, or, to the Knowledge of the Seller, by the respective counterparty (or any predecessor thereof) thereto, and there is no event that upon notice or the passage of time, or both, would reasonably be expected to give rise to any material breach or default either by the Seller or any of its Affiliates, or, to the Knowledge of the Seller, by the respective counterparty to such agreement.

(v) Payments Made. The respective counterparty of each Existing Out-License has made all payments to the Seller or any of its Affiliates required under each Existing Out‑License as of the date hereof. The Seller and its Affiliates have made all payments to the respective counterparty of each Existing In-License required under each Existing In-License as of the date hereof.

(vi) No Assignments. Neither the Seller nor any of its Affiliates has assigned any of their rights or obligations under any such Existing License. Neither the Seller nor any of its Affiliates has consented to any assignment by the counterparty to any Existing License of any of such counterparty’s rights or obligations under any such Existing License. To the Knowledge of the Seller, the counterparty to any Existing License has not assigned any of its rights or obligations under any such Existing License to any Person.

(vii) No Indemnification Claims. Neither the Seller nor any of its Affiliates has notified any Person of any claims for indemnification under any Existing License nor has the Seller or any of its Affiliates received any claims for indemnification under any Existing License.

(viii) No Infringement. Neither the Seller nor any of its Affiliates has received any written notice from, or given any written notice to, any

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counterparty to any Existing License regarding any infringement of any of the Existing Patent Rights licensed thereunder.

(i) No Liens; Title to Revenue Participation Right. The Seller is the sole and exclusive owner of all of the Product Collateral. None of the Product Collateral is subject to any Lien other than Permitted Liens. The Seller has the full right to sell, transfer, convey and assign to Buyer all of the Seller’s rights and interests in and to the Revenue Participation Right being sold, transferred, conveyed and assigned to the Buyer pursuant to this Agreement without any requirement to obtain the consent of any Person. The claims and rights of the Buyer created by this Agreement in and to the Revenue Participation Right and any other Product Collateral are not subordinated in right of payment to any creditor of the Seller or any other Person. Upon the Closing, the Buyer will have acquired, subject to the terms and conditions set forth in this Agreement, good and marketable title to the Revenue Participation Right, free and clear of all Liens.

(j) Manufacturing; Supply. All Products have, since January 1, 2022, been manufactured, transported, stored and handled in all material respects in accordance with applicable law and with good manufacturing practices. Since January 1, 2022, neither the Seller nor any Affiliate of the Seller has experienced any failures in the manufacturing or supply of the Product that, individually or in the aggregate, have had or would reasonably be expected to result in a Material Adverse Effect. The Seller has on hand or has made adequate provisions to secure sufficient clinical quantities of Product to complete all clinical trials and all activities required for U.S. Marketing Approval, in each case, that are ongoing or planned as of the date hereof. The Seller has on hand or has made adequate provisions to secure sufficient quantities of the Product to support the commercial launch of the Product in the Territory.

(k) Intellectual Property.

(i) Schedule 4.1(k)(i) of the Disclosure Schedule lists all of the currently existing Patents included within the Patent Rights (the “Existing Patent Rights”). The Seller is the sole and exclusive owner of all of the Existing Patent Rights. Schedule 4.1(k)(i) of the Disclosure Schedule specifies as to each listed patent or patent application the jurisdictions by or in which each such patent has issued as a patent or such patent application has been filed, including the respective patent or application numbers.

(ii) Neither the Seller nor any of its Subsidiaries is a party to any pending and, to the Knowledge of the Seller, there is no threatened, litigation, interference, reexamination, opposition or like procedure involving any of the Existing Patent Rights.

(iii) All of the issued Patents in the Territory within the Existing Patent Rights are (A) to the Knowledge of the Seller, valid and enforceable, and (B) in full force and effect. None of the issued Patents in the Territory within the Existing Patent Rights have lapsed, expired or otherwise terminated. Neither Seller nor any of its Subsidiaries has received any written notice relating to the lapse, expiration or other termination of any of the issued Patents in the Territory

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within the Existing Patent Rights, and neither Seller nor its Subsidiaries has received any written legal opinion that alleges that, an issued Patent within any of the Existing Patent Rights is invalid or unenforceable.

(iv) Neither the Seller nor any of its Subsidiaries has received any written notice that there is any, and, to the Knowledge of the Seller, there is no, Person who is or claims to be an inventor under any of the Existing Patent Rights who is not a named inventor thereof.

(v) Neither the Seller nor its Affiliates has received any written notice of any claim by any Person challenging the inventorship or ownership of, the rights of the Seller in and to, or the patentability, validity or enforceability of, any of the Existing Patent Rights, or asserting that the development, manufacture, importation, sale, offer for sale or use of the Product infringes, misappropriates or otherwise violates or will infringe, misappropriate or otherwise violate such Person’s Patents or other intellectual property rights.

(vi) To the Knowledge of the Seller, the discovery, development manufacture, importation, sale, offer for sale or use of the Product, in each case in the form the Product exists as of the date hereof and as such activity is currently contemplated by the Seller, has not and will not, infringe, misappropriate or otherwise violate any Patents or other intellectual property rights owned by any Third Party.

(vii) To the Knowledge of the Seller, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Patent Rights or Know-How Rights.

(viii) The Seller has paid all maintenance fees, annuities and like payments required as of the date hereof with respect to each of the Existing Patent Rights in the Territory.

(l) Indebtedness. Schedule 4.1(l) sets forth a complete list of the outstanding Indebtedness of the Seller and its Subsidiaries in excess of $[***] in the aggregate.

(m) Solvency. The Seller has determined that, and by virtue of its entering into the transactions contemplated by the Transaction Documents to which the Seller is party and its authorization, execution and delivery of the Transaction Documents to which the Seller is party, the Seller’s incurrence of any liability hereunder or thereunder or contemplated hereby or thereby is in its own best interests. Upon consummation of the transactions contemplated by the Transaction Documents on the date hereof and the application of the proceeds therefrom, the Seller will be Solvent.

(n) Foreign Corrupt Practices Act. Neither the Seller nor, to the Knowledge of the Seller, any of its directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or

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candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Seller or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither the Seller nor, to the Knowledge of the Seller, any of its directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. The Seller further represents that it has maintained, and has caused each of its Subsidiaries to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies reasonably designed to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law, and designed to ensure that all books and records of the Seller accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. To the Knowledge of the Seller, neither the Seller nor any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law.

(o) Lien Related Representation and Warranties. The Seller’s exact legal name is, and for the immediately preceding five years has been, “Savara Inc.” The Seller is, and for the prior five years has been, incorporated in the State of Delaware.

(p) Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

(q) Public Company Reporting Obligations. The Seller has filed or furnished (as applicable) with or to the SEC all registration statements, forms, reports, certifications and other documents required to be filed or furnished by the Seller with or to the SEC since January 1, 2024 (all such registration statements, forms, reports, certifications and other documents (including those that the Seller may file or furnish after the date hereof until the Closing) are referred to herein as the “Seller SEC Documents”). The Seller SEC Documents (i) were filed or furnished on a timely basis, giving effect to any applicable extension period under Rule 12b-25 under the Exchange Act, (ii) at the time filed or furnished, were prepared in compliance as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Seller SEC Documents, except to the extent that information contained in any Seller SEC Document has been revised or superseded by a later filed Seller SEC Document filed and made publicly available prior to the date of this Agreement, and (iii) did not at the time they were filed or furnished contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Seller SEC Documents or necessary in order to make the statements in such Seller SEC Documents, in the light of the circumstances under which they were made, not materially misleading. The Seller’s financial statements included within the Seller SEC Documents have been prepared in accordance with GAAP and such financial statements do not contain an untrue statement of a material fact or omit to state a material fact

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required to be stated therein or necessary to make the statements therein not materially misleading at the time made.

Section 4.2 Buyer’s Representations and Warranties. The Buyer hereby represents and warrants to the Seller that:

(a) Existence; Good Standing. The Buyer is an Umbrella Irish collective asset-management vehicle with segregated liability between sub-funds that is duly formed, duly organized, and validly existing under the laws of the Republic of Ireland.

(b) Authorization. The Buyer has the requisite power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Buyer.

(c) Enforceability. This Agreement has been duly executed and delivered by an authorized person of the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(d) No Conflicts. The execution, delivery and performance by the Buyer of this Agreement do not and will not (i) contravene or conflict with the organizational documents of the Buyer, (ii) contravene or conflict with or constitute a default under any material provision of any law binding upon or applicable to the Buyer or (iii) contravene or conflict with or constitute a default under any material Contract or Judgment binding upon or applicable to the Buyer.

(e) Consents. Except for any filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Buyer in connection with (i) the execution and delivery by the Buyer of this Agreement, (ii) the performance by the Buyer of its obligations under this Agreement or (iii) the consummation by the Buyer of any of the transactions contemplated by this Agreement.

(f) No Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Buyer, threatened before any Governmental Entity to which the Buyer is a party that would, if determined adversely, reasonably be expected to prevent or materially and adversely affect the ability of the Buyer to perform its obligations under this Agreement.

(g) Financing. The Buyer will have sufficient immediately available funds to pay the Purchase Price at the Closing. The Buyer acknowledges that its obligations under this Agreement are not contingent on obtaining financing.

(h) Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the

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Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.3 No Implied Representations and Warranties. The Buyer acknowledges and agrees that, other than the express representations and warranties of the Seller specifically contained in this Agreement, (a) there are no representations or warranties of the Seller either expressed or implied with respect to the Patent Rights or Royalty Payment and that the Buyer shall have no remedies in respect of, any representation or warranty not specifically set forth in this Agreement, and all other representations and warranties are hereby expressly disclaimed, and (b) nothing contained herein guarantees that sales of the Product or the aggregate Royalty Payments due to the Buyer will achieve any specific amounts (it being understood and agreed that nothing in this Section 4.3 shall limit in any way the Seller’s obligations under ARTICLE 8). Notwithstanding the foregoing, claims for fraud, gross negligence, or willful misconduct shall not be waived or limited in any way by this Section 4.3.

ARTICLE 5
CONDITIONS TO CLOSING

Section 5.1 Effective Date Actions. Prior to or contemporaneously with the execution of this Agreement:

(a) The Buyer shall have received a certificate of an authorized officer of the Seller, dated as of the date of this Agreement, certifying as to (i) the incumbency of each officer of the Seller executing this Agreement and (ii) the attached thereto copies of the Seller’s (A) certificate of incorporation, (B) bylaws, and (C) resolutions adopted by the Seller’s Board of Directors and/or duly appointed committee authorizing the execution and delivery by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby.

(b) The Seller shall have received a certificate of an authorized person of the Buyer, dated the date of this Agreement, certifying as to the incumbency of the officers executing this Agreement on behalf of the Buyer.

(c) At or prior to the date hereof, the Seller shall have paid the Transaction Expenses incurred prior to or on the date hereof.

Section 5.2 Conditions to the Buyer’s Obligations. The obligations of the Buyer to consummate the transactions contemplated hereunder on the Closing Date are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a) The Seller shall have received a Marketing Approval (other than an accelerated Marketing Approval) from the FDA based on the active ingredient Molbreevi, for the Commercialization of the Product in the Territory for the Approved Indication, which shall exclude any and all Blackbox Warnings or Unexpected Contraindications (“U.S. Marketing Approval”) on or prior to the Marketing Approval Deadline, and such Marketing Approval shall not have been withdrawn by the FDA. The Buyer shall have received a certificate executed by an

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authorized officer of the Seller on the Closing Date certifying on behalf of the Seller to the effect of the foregoing.

(b) Unless otherwise agreed to by Buyer pursuant to Section 6.8(a), all outstanding secured Indebtedness of the Seller and any of its Subsidiaries set forth on Schedule A shall have been or shall simultaneously be repaid in full, all agreements and instruments evidencing or governing such Indebtedness and all lending or other commitments thereunder shall have been terminated and all Liens securing such Indebtedness shall have been released, and the Buyer shall have received such evidence as it shall reasonably have requested as to the satisfaction of such conditions (the “Payoff Condition”).

(c) The Seller shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required to be performed and complied with by it under this Agreement at or prior to the Closing Date, and the Buyer shall have received a certificate executed by a duly authorized officer of the Seller on the Closing Date certifying on behalf of the Seller to the effect of the foregoing.

(d) The Seller shall have delivered to the Buyer an updated Schedule 4.1(k)(i);

(e) The representations and warranties of the Seller contained in Section 4.1 shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as though made at and as of the date hereof and as of the Closing Date, respectively, except to the extent any such representation or warranty expressly speaks as of a particular date, in which case it shall be true and correct in all material respects as of such date; provided that, to the extent that any such representation or warranty is qualified by the term “material” or “Material Adverse Effect” such representation or warranty (as so written, including the term “material” or “Material Adverse Effect”) shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing Date or such other date, as applicable. The Buyer shall have received a certificate executed by an authorized officer of the Seller on the Closing Date certifying on behalf of the Seller to the effect of the foregoing.

(f) No event or events shall have occurred, or be reasonably likely to occur, that, individually or in the aggregate, have had or would reasonably be expected to result in (or, with the giving of notice, the passage of time or otherwise, would result in) a Material Adverse Effect. The Buyer shall have received a certificate executed by a duly authorized officer of the Seller on the Closing Date certifying on behalf of the Seller to the effect of the foregoing.

(g) The Buyer shall have received financing statements naming the Seller as a seller or debtor, as applicable and the Buyer as a buyer or secured party, as applicable, or other similar instruments, registrations, or documents, in each case suitable for filing under the UCC (or equivalent law) of all jurisdictions as may be necessary or, in the reasonable opinion of the Buyer, desirable to perfect the Back-Up Security Interest in the Product Collateral and the sale of the Revenue Participation Right.

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(h) There shall not have been issued and be in effect any Judgment of any Governmental Entity enjoining, preventing or restricting the consummation of the transactions contemplated by this Agreement.

(i) There shall not have been instituted or be pending any action or proceeding by any Governmental Entity or any other Person (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby, (ii) seeking to obtain material damages in connection with the transactions contemplated hereby or (iii) seeking to restrain or prohibit the Buyer’s purchase of the Revenue Participation Right.

(j) No Event of Default shall have occurred and be continuing, and the Seller will be Solvent.

(k) The Buyer shall have received a valid, properly executed IRS Form W-9 certifying that the Seller is exempt from U.S. federal “backup” withholding Tax.

(l) The Seller shall have delivered to the Buyer the legal opinion of Polsinelli PC, as counsel to the Seller, in form and substance reasonably acceptable to the Buyer and including the opinions listed on Exhibit C.

(m) At or prior to the Closing Date, the Seller shall have paid the aggregate amount of any and all Transaction Expenses incurred prior to or on the Closing Date and not previously paid pursuant to Section 5.1(c); provided that the condition set forth in this Section 5.2(m) will be satisfied by the transfer by the Buyer of an amount equal to the Purchase Price minus the Transaction Expenses owed by the Seller under this Section 5.2(m).

Section 5.3 Conditions to the Seller’s Obligations. The obligations of the Seller to consummate the transactions contemplated hereunder on the Closing Date are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a) The Buyer shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required to be performed and complied with by it under this Agreement at or prior to the Closing Date, and the Seller shall have received a certificate executed by a duly authorized person of the Buyer, on the Closing Date certifying on behalf of the Buyer to the effect of the foregoing.

(b) The representations and warranties of the Buyer contained in Section 4.2 shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as though made at and as of the date hereof and Closing Date, respectively, except to the extent any such representation or warranty expressly speaks as of a particular date, in which case it shall be true and correct in all material respects as of such date; provided that, to the extent that any such representation or warranty is qualified by the term “material,” or “Material Adverse Effect” such representation or warranty (as so written, including the term “material” or “Material Adverse Effect”) shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing Date or such other date, as applicable. The Seller shall have received a certificate

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executed by a duly authorized person of the Buyer, on the Closing Date certifying on behalf of the Buyer to the effect of the foregoing.

(c) There shall not have been issued and be in effect any Judgment of any Governmental Entity enjoining, preventing or restricting the consummation of the transactions contemplated by this Agreement.

(d) There shall not have been instituted or be pending any action or proceeding by any Governmental Entity or any other Person (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby, (ii) seeking to obtain material damages in connection with the transactions contemplated hereby or (iii) seeking to restrain or prohibit the Buyer’s purchase of the Revenue Participation Right.

(e) The Seller shall have received a valid, properly executed IRS Form W-8 certifying that the payments to Buyer with respect to the Revenue Participation Rights are within the scope of the exemption granted by the U.S.-Ireland Treaty.

ARTICLE 6
COVENANTS

Section 6.1 Reporting. From and after the date hereof, as long as the Seller is subject to the reporting requirements of the Exchange Act, the Seller shall provide, or otherwise make available, to the Buyer copies of the Seller SEC Documents, it being understood and acknowledged that the Seller’s provision of Seller SEC Documents through the SEC’s EDGAR database or any successor thereto shall be deemed to satisfy the Seller’s requirement to provide or make available the Seller SEC Documents; provided that if the Seller ceases to be subject to the reporting requirements of the Exchange Act or undergoes a Change of Control:

(a) Promptly following the end of each Calendar Quarter, but in any event no later than 45 calendar days after the end of such Calendar Quarter, the Seller shall provide the Buyer a reasonably detailed quarterly report setting forth, with respect to such Calendar Quarter, (i) the Clinical Updates, (ii) the Commercial Updates, (iii) the Regulatory Updates, and (iv) the Intellectual Property Updates, in each case of (i)–(iv), with respect to (A) the Territory, and (B) outside the Territory to the extent it would reasonably be expected to result in a material and adverse effect on the Product or any Product Rights in the Territory (the “Reports”).

(b) The Seller shall include in each Report as applicable any (i) material CMC updates and (ii) details as to the achievement of any development, regulatory, sales, or other milestone event set forth in each Out-License and In-License.

(c) The Seller shall promptly notify the Buyer (and in no event more than five Business Days of the Knowledge of the Seller of the following events) of (i) any material action, demand, suit, claim, cause of action, proceeding or investigation pending or, to the Knowledge of the Seller, threatened (in writing) by or against the Seller or any of its Subsidiaries, or (ii) any material proceeding or inquiry of any Governmental Entity pending or, to the Knowledge of the

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Seller, threatened (in writing) against the Seller or any of its Subsidiaries, in each case, related to any Product, the Product Collateral or any Transaction Document.

(d) In the event that the Seller or any of its Affiliates enters into any Permitted License, commercialization, co-promotion, collaboration, distribution, marketing or partnering program with respect to the Product or any Product Rights, in each case that grants a license with respect to the Intellectual Property Rights to any Subsidiary of the Seller, at least five Business Days prior to the consummation of any such transaction, the Seller shall give the Buyer written notice thereof and will prior to such consummation cause any such Subsidiary to execute and deliver to the Buyer a joinder agreement and other documents reasonably requested and satisfactory to the Buyer in order to cause such Subsidiary to become a party to the applicable Transaction Documents as if such Subsidiary was a party thereto as of the date hereof.

(e) The Seller shall provide the Buyer with such additional information regarding the updates included in each Report as the Buyer may reasonably request from time to time. At the Buyer’s election, the Buyer shall be entitled to a quarterly update meeting, or as the Buyer may otherwise reasonably request, to discuss the Reports and the royalty reports delivered by the Seller pursuant to Section 6.2(b). The Seller shall prepare and maintain and shall cause its Affiliates and Licensees to prepare and maintain reasonably complete and accurate records of the information to be disclosed in each Report. All Reports, and the Confidential Information contained therein, shall be the Confidential Information of Seller and subject to the obligations of confidentiality set forth in ARTICLE 8.

(f) Notwithstanding anything in this Agreement, if the Seller believes it may have identified material non-public information in its possession that is required to be provided in accordance with this Agreement, the Seller shall not share such information with the Buyer and shall provide notice that such information has been withheld to the Buyer. In such case, the Seller shall include in such notice a description of such withheld information to the Buyer, and if the Buyer provides prior written approval (which may include e-mail) for the Seller to provide such information to the Buyer, then the Seller shall provide such information to the Buyer.

Section 6.2 Royalty Payments; Royalty Reports; Change of Control.

(a) For each Calendar Quarter beginning on the First Commercial Sale in the Territory until the Royalty Termination Date, the Seller shall pay to the Buyer, without any setoff or offset (subject, in each case, to Section 6.13), the Royalty Payment promptly but in any event no later than five calendar days after the earlier of (i) the date that Seller has filed the applicable Seller SEC Document in respect of each such Calendar Quarter and (ii) the SRC Deadline for each such Calendar Quarter (provided, that if the Seller shall cease to be subject to the reporting requirements of the Exchange Act, the Seller must make payments pursuant to this Section 6.2(a) no later than 45 calendar days after the end of each Calendar Quarter).

(b) For each Calendar Quarter beginning on the First Commercial Sale in the Territory until the Royalty Termination Date, the Seller shall provide to Buyer a report (in substantially the form to be reasonably agreed between Buyer and Seller within 30 calendar days of the date hereof) promptly, but in any event no later than five calendar days after the earlier of (i) the date that Seller has filed the applicable Seller SEC Document in respect of each such

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Calendar Quarter and (ii) the SRC Deadline in respect of each such Calendar Quarter (provided, that if the Seller shall cease to be a public company subject to the reporting requirements of the Exchange Act, the Seller must provide the reports pursuant to this Section 6.2(b) no later than 45 calendar days after the end of each Calendar Quarter), setting forth in reasonable detail (i) the calculation of Net Sales, including Gross Sales, for the applicable Calendar Quarter and Calendar Year to date (including a detailed break-down of all permitted deductions from Gross Sales used to determine Net Sales and any Net Sales described in Section 6.5(e)), and (ii) the calculation of the Royalty Payment payable to the Buyer for the applicable Calendar Quarter, identifying the number of units of Product sold by the Seller, its Affiliates and each Licensee in the Territory.

(c) Change of Control.

(i) If the Seller enters into a definitive Contract with a Person that is not an Affiliate of Seller to consummate a Change of Control (such Contract, a “CoC Agreement”), the Seller shall have the option to prepay (the “Buy-Back Option”), or the Buyer may, other than in a Change of Control involving a Qualified Person, require the Seller to prepay or cause a prepayment (the “Buy-Back Requirement”) of, a prespecified amount (the “CoC Payment”) on the date of consummation of such Change of Control (the “CoC Date”) to the Buyer and terminate this Agreement and all obligations hereunder and in respect of the Revenue Participation Right, with such amount to be based on the CoC Date, as follows: (a) $[***] if the CoC Date is on or prior to the Closing Date, (b) $[***] if the CoC Date is after the Closing Date but on or prior to the first anniversary of the Closing Date, and (c) $[***] if the CoC Date is after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date. Following the Seller’s exercise of the Buy-Back Option or the Buyer’s exercise of the Buy-Back Requirement, if the Change of Control is not consummated on or prior to the second anniversary of the Closing Date then the exercise of such Buy-Back Option or such Buy-Back Requirement shall be void. Notwithstanding the foregoing, the Seller shall not have the Buy-Back Option if the failure to satisfy the conditions set forth in ARTICLE 5 was caused by the Seller’s failure to achieve the Payoff Condition or to use such efforts to cause the Closing to occur as required by Section 6.10.

(ii) Upon the Seller entering into a CoC Agreement, the Seller shall promptly but no later than five Business Days thereafter deliver notice of the Seller entering into such CoC Agreement to the Buyer, including whether the Seller is exercising a Buy-Back Option and whether the acquiring party is a Qualified Person. If the Seller elects to exercise the Buy-Back Option, or if the Buyer exercises the Buy-Back Requirement by delivering notice to the Seller within five Business Days after receiving such notice from the Seller, the Seller shall pay the applicable CoC Payment to the Buyer upon the consummation of such Change of Control. The Seller’s obligation to pay such CoC Payment following the Seller’s exercise of the Buy-Back Option or the Buyer’s exercise of the Buy-Back Requirement shall be contingent upon the consummation of such Change of Control. If such Change of Control is not consummated, the exercise of such Buy-Back Option or such Buy-Back Requirement shall be void. Upon

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Buyer’s receipt of the applicable CoC Payment, except as set forth in Section 9.6, this Agreement shall terminate and all rights and obligations of the parties hereunder and in respect of the Revenue Participation Right shall automatically be deemed to be released and irrevocably terminated without any further action of the parties.

(iii) Notwithstanding any of the foregoing to the contrary, in the event the Buy-Back Option or Buy-Back Requirement is exercised and the Change of Control is consummated during any Calendar Quarter on or prior to the second anniversary of the Closing Date during which the Seller has invoiced, billed or otherwise recorded Net Sales and would otherwise be obligated to make a Royalty Payment to the Buyer, the Seller shall be obligated to make all Royalty Payments otherwise due in accordance with Section 6.2(a) for all such Net Sales up to the date the Seller remits the applicable CoC Payment to the Buyer, and such CoC Payment shall include the foregoing amount of such Royalty Payment.

(iv) The parties agree and acknowledge that, notwithstanding anything to the contrary contained herein, in no event shall the sum of all Royalty Payments and any CoC Payment made to the Buyer exceed the Royalty Cap, and the Seller shall be entitled to reduce any payment otherwise required to be made under this Section 6.2(c) accordingly.

(d) Any payments required to be made by either party under this Agreement shall be made in United States Dollars via electronic funds transfer or wire transfer of immediately available funds to such bank account as the other party shall designate in writing prior to the date of such payment.

(e) A late fee of [***]% over the Prime Rate (calculated on a per annum basis) will accrue on all unpaid amounts with respect to any payments due to the Buyer hereunder from the date such obligation was due. The imposition and payment of a late fee shall not constitute a waiver of the Buyer’s rights with respect to such payment default.

Section 6.3 Disclosures. Except (a) for a press release previously approved in form and substance by the Seller and the Buyer or any other public announcement using substantially the same text as such press release and (b) any disclosure required by applicable law, by the rules and regulations of any securities exchange or market on which any security of such party hereto may be listed or traded or by any Governmental Entity of competent jurisdiction, neither the Buyer nor the Seller shall, and each party hereto shall cause its Affiliates not to, without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, delayed or conditioned), issue any press release or make any other public disclosure with respect to this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby. The Buyer acknowledges that it will be necessary for the Seller to file this Agreement with the SEC and to make other public disclosures regarding the terms of this Agreement and payments made under this Agreement in its reports filed with the SEC, and the Seller agrees that it will provide the Buyer a reasonable opportunity to review and comment on any proposed redactions to the copy of this Agreement to be filed with the SEC, as well as on such other public disclosures made by the Seller relating to the

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Buyer or this Agreement or the transactions contemplated hereby (e.g., press releases or Current Report on Form 8-K), provided that the Seller shall not be required to provide the Buyer the opportunity to review and comment on any disclosure substantively identical to any disclosure previously reviewed and commented upon by the Buyer.

Section 6.4 Inspections and Audits of the Seller. Following the Closing, upon at least 14 Business Days written notice and during normal business hours, no more frequently than once per Calendar Year, the Buyer may cause an inspection and/or audit by an independent public accounting firm reasonably acceptable to the Seller to be made of the Seller’s books of account for the three Calendar Years prior to the audit for the purpose of determining the correctness of the calculation of the Royalty Payments made under this Agreement. Upon the Buyer’s reasonable request, no more frequently than once per Calendar Year while any Out-License for Commercializing Product in the Territory remains in effect, the Seller shall use Commercially Reasonable Efforts to exercise any rights it may have under such Out-License to cause an inspection and/or audit by an independent public accounting firm to be made of the books of account of any counterparty thereto for the purpose of determining the correctness of the calculation of the Royalty Payments made under this Agreement. Seller shall notify Buyer in writing if it initiates an inspection and/or audit of the books of account of any counterparty to an Out-License to the extent such inspection and/or audit is related to the Royalty Payments, and shall provide to Buyer a redacted copy of any report relating thereto within 10 Business Days of receipt thereof; provided that any redactions to such report shall not include any information necessary to determine the correctness of the calculation of the Royalty Payments made under this Agreement. All of the out-of-pocket expenses of any inspection or audit requested by the Buyer hereunder (including the fees and expenses of such independent public accounting firm designated for such purpose) shall be borne solely by the Buyer, unless the independent public accounting firm determines that Royalty Payments previously paid to Buyer during the period of the audit were underpaid by an amount greater than [***]% of the Royalty Payments actually paid during such period, in which case such expenses shall be borne by the Seller. Any such accounting firm or Seller shall not disclose the confidential information of the Seller or any such Licensee relating to the Product to the Buyer, except to the extent such disclosure is necessary to determine the correctness of Royalty Payments or otherwise would be included in a Report. All information obtained by the Buyer as a result of any such inspection or audit shall be Confidential Information subject to ARTICLE 8. If any audit discloses any underpayments by the Seller to the Buyer, then such underpayment shall be paid by the Seller to the Buyer within 30 calendar days of it being so disclosed. If any audit discloses any overpayments by the Seller to the Buyer, then the Seller shall have the right to credit the amount of the overpayment against each subsequent quarterly Royalty Payment due to the Buyer until the overpayment has been fully applied. If the overpayment is not fully applied prior to the final quarterly Royalty Payment due hereunder, the Buyer shall promptly refund an amount equal to any such remaining overpayment.

Section 6.5 Intellectual Property Matters.

(a) The Seller shall, at its sole expense, either directly or by causing any Licensee in the Territory to do so, use Commercially Reasonable Efforts to (i) take such actions (including taking legal action to specifically enforce the applicable terms of any In-License or Out-License) and (ii) prepare, execute, deliver and file any and all agreements, documents or

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instruments, in each case ((i) and (ii)) that are necessary to diligently prosecute and maintain, and to avoid disclaimer or abandonment of, the Patent Rights in the Territory. The Seller shall use Commercially Reasonable Efforts to ensure that all patent applications in the Patent Rights are diligently prosecuted with the intent to protect the Products and the Product Rights in the Territory. In the exercise of its reasonable business discretion, the Seller shall use Commercially Reasonable Efforts to diligently defend or assert the Patent Rights against material infringement or interference by any other Persons in the Territory, and against any material claims of invalidity or unenforceability asserted by a Third Party in a court or administrative proceeding (including any reexamination, inter partes review, opposition, or like proceeding), including, without limitation, by bringing any legal action for infringement or defending any counterclaim of invalidity or action of a Third Party for declaratory judgment of non-infringement or non-interference, or by otherwise abating such infringement or claims of invalidity or unenforceability, in each case in the Territory. Notwithstanding any other obligation of the Seller under this Section 6.5(a), the Seller shall (i) reasonably and in good faith evaluate and respond to (A) certifications made by a Third Party under paragraph IV of 21 U.S.C. §355(j)(2)(A)(vii) or §355(b)(2)(A) with respect to any Orange Book Patent and (B) any claim of invalidity or unenforceability by a Third Party against an Orange Book Patent, including in each case by initiating an appropriate legal action and (ii) not disclaim or abandon any Orange Book Patents.

(b) Subject to Section 6.1(f), the Seller shall provide to the Buyer a copy of any written notice received by the Seller from a Third Party alleging or claiming that the making, having made, using, importing, offering for sale or selling of the Product infringes or misappropriates any Patents or other intellectual property rights of such Third Party, together with copies of material correspondence sent or received by the Seller related thereto, as soon as practicable and in any event not more than 10 Business Days following such delivery or receipt.

(c) The Seller shall promptly inform the Buyer of any infringement by a Third Party of any Patent Right of which any of the individuals named in the definition of “Knowledge of the Seller” (or the successors of such Person at the Seller) becomes aware. Without limiting the foregoing, the Seller shall provide to the Buyer a copy of any written notice of any suspected infringement of any Patent Rights delivered or received by the Seller, as well as copies of material correspondence related thereto, as soon as practicable and in any event not more than 10 Business Days following such delivery or receipt.

(d) Within 10 Business Days of initiating, or permitting a Licensee to initiate, an enforcement action regarding any suspected infringement by a Third Party of any Patent Right, the Seller shall provide the Buyer with written notice of such enforcement action.

(e) If the Seller recovers monetary damages from a Third Party in an action brought for such Third Party’s infringement of any Patent Rights in the Territory relating to the Product, where such damages, whether in the form of judgment or settlement, are awarded for such infringement of such Patent Rights, (i) such recovery will be allocated first to the reimbursement of any expenses incurred by the Seller or the Buyer in bringing such action (including all reasonable attorney’s fees), and (ii) any residual amount of such damages after application of clause (i) will be [***].

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Section 6.6 In-Licenses.

(a) The Seller shall promptly (and in any event within 10 Business Days) provide the Buyer with (i) executed copies of any In-License entered into by the Seller or its Affiliates, and (ii) executed copies of each amendment, supplement, modification or written waiver of any provision of any In-License.

(b) The Seller shall use Commercially Reasonable Efforts to comply in all material respects with its obligations under any In-Licenses it enters into and shall not take any action or forego any action that would reasonably be expected to result in a material breach thereof. Promptly, and in any event within 10 Business Days, after receipt of any (written or oral) notice from a counterparty to any In-License or its Affiliates of an alleged material breach under any In-License, the Seller shall provide the Buyer a copy thereof. The Seller shall use its Commercially Reasonable Efforts to cure any material breaches by it under any In-License and shall give written notice to the Buyer upon curing any such breach. The Seller shall provide the Buyer with written notice following becoming aware of any party’s material breach of its obligations under any In-License. The Seller shall not terminate any In-License without providing the Buyer prior written notice. Promptly, and in any event within 10 Business Days following the Seller’s notice to a counterparty to any In-License of an alleged breach by such counterparty under any such In-License, the Seller shall provide the Buyer a copy thereof.

Section 6.7 Out-Licenses.

(a) The Seller shall not enter into an Out-License with any Person to Commercialize the Product in the Territory unless, subject to compliance with this Section 6.7, it has received the Buyer’s prior written consent, provided that such Out-License shall not assign or otherwise convey title to or impose any Lien on any of the Product Collateral, other than the grant of the license or sublicense thereunder, in favor of the Licensee (any such license, a “Permitted License”). Notwithstanding the foregoing, subject to compliance with this Section 6.7, the Seller may enter into an Out-License with a Third Party to research, develop or manufacture the Product in the Territory without the Buyer’s prior written consent, provided that such license shall not assign or otherwise convey title to or impose any Lien on any of the Product Collateral, other than the grant of the license or sublicense thereunder, in favor of such Third Party.

(b) The Seller shall promptly (and in any event within 10 Business Days) provide the Buyer with (i) executed copies of each Out-License that grants any rights to the Product or Product Rights in the Territory and (ii) executed copies of each amendment, supplement, modification or written waiver of any material provision of any such Out-License.

(c) The Seller shall include in all Out-Licenses that grant rights to Commercialize the Product in the Territory provisions (i) requiring the licensee to provide to Seller all information that Seller is required to provide in the reports provided to the Buyer under Section 6.2(b) and within the same time frame as required under Section 6.2(b), (ii) allowing the Seller to provide such reports to the Buyer (and the Seller hereby covenants to provide such reports promptly to the Buyer but in no event later than delivery of the respective report under

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Section 6.2(b)), and (iii) for inspection and audit rights in favor of the Seller substantially similar in nature and scope as provided to the Buyer pursuant to Section 6.4.

(d) The Seller shall provide the Buyer prompt (and in any event within 10 Business Days) written notice of a Licensee’s material breach of its obligations under any Out-License that grants any rights to the Product or Product Rights in the Territory, of which any of the individuals named in the definition of “Knowledge of the Seller” (or the successors of such Person at the Seller) becomes aware.

(e) The Seller shall provide the Buyer with written notice promptly (and in any event within 10 Business Days) following the termination of any Out-License that grants any rights to the Product or Product Rights in the Territory.

Section 6.8 Indebtedness.

(a) At or prior to the Closing, the Seller shall use a portion of the Purchase Price to (i) repay in full all outstanding secured Indebtedness of the Seller and any of its Subsidiaries set forth on Schedule A, (ii) terminate all agreements and instruments evidencing or governing such Indebtedness and all lending or other commitments thereunder, and (iii) release all Liens securing such Indebtedness; provided, that upon request by the Seller prior to the Closing Date, the Buyer may consent (in Buyer’s sole discretion) to any such Indebtedness remaining outstanding, subject to an intercreditor agreement by and between the lender or lenders of such Indebtedness, or any agent, representative or trustee acting on behalf of such lender or lenders, and the Buyer in form and substance reasonably satisfactory to the Buyer, and acknowledged and agreed to by the Seller (which such acknowledgement and agreement shall not be unreasonably withheld, conditioned or delayed).

(b) The Seller shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Restricted Indebtedness. As a condition to the incurrence of any secured Permitted Indebtedness for borrowed money with one or more lenders, the Seller shall acknowledge and agree to (which such acknowledgement and agreement shall not be unreasonably withheld, conditioned or delayed), and shall cause such lender or lenders or any agent, representative or trustee acting on behalf of such lender or lenders to enter into an intercreditor agreement with the Buyer in form and substance reasonably satisfactory to the Buyer.

Section 6.9 Diligence. The Seller shall use Commercially Reasonable Efforts to (i) complete clinical development of the Product in the Territory, (ii) obtain and maintain the U.S. Marketing Approval for the Product for the Approved Indication in the Territory, and (iii) following receipt of the U.S. Marketing Approval, Commercialize the Product in the Territory. In furtherance of the foregoing, the Seller shall use Commercially Reasonable Efforts to prepare, execute, deliver and file any and all agreements, documents or instruments that are necessary or desirable to secure and maintain the U.S. Marketing Approval required to Commercialize the Product in the Territory, and the Seller shall use Commercially Reasonable Efforts to not withdraw or abandon, or fail to take any action necessary to prevent the withdrawal or abandonment of, any such U.S. Marketing Approval.

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Section 6.10 Efforts to Consummate Transactions. Subject to the terms and conditions of this Agreement, each of the Seller and the Buyer will use its commercially reasonable efforts prior to the Closing to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable law to consummate the transactions contemplated by this Agreement. Each of the Buyer and the Seller agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good and valid right, title, and interest in and to the Revenue Participation Right, which is, as of the Closing, free and clear of all Liens.

Section 6.11 Further Assurances.

(a) After the Closing, the Seller and the Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to the transactions contemplated by this Agreement. After the Closing, the Seller shall use its Commercially Reasonable Efforts to obtain and maintain any required consents, acknowledgements, certificates or waivers so that the transactions contemplated by this Agreement or any other Transaction Document may be consummated and shall not result in any default or breach or termination of any material Contract in respect of the Revenue Participation Right or the Product Collateral.

(b) The Buyer and the Seller shall cooperate and provide assistance as reasonably requested by the other party, at the expense of such other party (other than expenses that are Losses subject to indemnification in accordance with ARTICLE 7), in connection with any Third Party litigation, arbitration or other Third Party proceeding with respect to the Revenue Participation Right, or the Product Collateral (whether threatened, existing, initiated, or contemplated prior to, on or after the date hereof) to which any party hereto or any of its officers, directors, shareholders, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interests, in each case relating to this Agreement, any other Transaction Document, the Revenue Participation Right or any other Product Collateral, or the transactions described herein or therein.

Section 6.12 No Impairment of Revenue Participation Right or Back-Up Security Interest. Notwithstanding anything herein to the contrary, the Seller shall not, and shall not permit any Subsidiary to, as may be applicable (i) enter into or propose or deliver any Contract (or make or propose any amendments, modifications waivers or notices in connection with any Contract) that imposes a Lien upon, or otherwise sells, transfers, hypothecates, assigns, conveys title (in whole or in part), grants any right to, or otherwise disposes of any portion of the Revenue Participation Right or the Product Collateral (except for a Permitted Lien on the Product Collateral pursuant to any agreement evidencing any secured Indebtedness permitted by clause (b) of the definition of Permitted Indebtedness); (ii) knowingly take any action or knowingly fail to act in a manner, in each case that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; or (iii) take any action or engage in any transaction (or series of actions or transactions), whether by reorganization, transfer of assets, merger, dissolution, amendment of organizational documents or otherwise, the primary

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purpose of which is to evade, avoid or seek to avoid the performance or observance of the covenants, agreements or obligations of the Seller under the Transaction Documents. At the Closing Date, the Seller shall grant in favor of Buyer, and take such additional actions as reasonably requested by Buyer to ensure that thereafter Buyer has a valid, continuing, first priority security interest in and to all right, title and interest in, to and under the Revenue Participation Right, the Royalty Payments, and the Product Collateral in accordance with the terms set forth in Section 2.1.

Section 6.13 Certain Tax Matters.

(a) The Seller and the Buyer agree that for Tax purposes, (a) the Seller and the Buyer shall treat the transactions contemplated by this Agreement as a sale of the Revenue Participation Right and (b) any and all amounts remitted by the Seller to the Buyer after the Closing Date pursuant to this Agreement shall be treated as received by the Seller as agent for the Buyer and shall be treated as “royalties” within the meaning of Article 12 or “Other Income” within the meaning of Article 22, in each case, of the Convention Between the Government of the United States of America and the Government of Ireland for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion With Respect to Taxes on Income and Capital Gains (the “U.S.-Ireland Treaty”). The parties hereto agree not to take any position that is inconsistent with the provisions of this Section 6.13(a) on any tax return or in any audit or other tax-related administrative or judicial proceeding unless the other party hereto has consented in writing (such consent not to be unreasonably withheld, conditioned or delayed) to such actions. If there is an inquiry by any Governmental Entity of the Buyer or the Seller related to the treatment described in this Section 6.13(a), the parties hereto shall cooperate with each other in responding to such inquiry in a reasonable manner which is consistent with this Section 6.13(a).

(b) Notwithstanding anything to the contrary in this Agreement, each of the Buyer and the Seller shall be entitled to withhold and deduct (or cause to be withheld and deducted) from any amount payable under this Agreement to the other party any Tax that the Buyer or the Seller, as applicable, reasonably determines that it is required to withhold and deduct under applicable law, and any such amount withheld and deducted shall be treated for all purposes of this Agreement as being paid to the other party; provided that each of the Buyer and the Seller shall give the other party reasonable prior notice and the opportunity, in good faith, to contest and prevent such withholding and deduction. The parties hereto shall use commercially reasonable efforts to give or cause to be given to the other party hereto such assistance and such information concerning the reasons for withholding or deduction (including, in reasonable detail, the method of calculation for the deduction or withholding thereof) as may be reasonably necessary to enable the Buyer or the Seller, as applicable, to claim exemption therefrom, or credit therefor, or relief (whether at source or by reclaim) therefrom, and, in each case, shall furnish the Buyer or the Seller, as applicable, with proper evidence of the taxes withheld and deducted and remitted to the relevant taxing authority. Promptly after any assignment by the Buyer pursuant to Section 11.4, the Buyer shall cause the assignee(s) to provide to the Seller (i) if such assignee is a United States person within the meaning of Section 7701(a)(30) of the Code, a valid, properly executed IRS Form W-9, or (ii) if such assignee is not a United States person within the meaning of Section 7701(a)(30) of the Code, (A) a valid, properly executed IRS Form W-8BEN-E certifying that it is exempt from U.S. federal withholding Tax in respect of payments with respect to the Revenue Participation Right under the U.S.-Ireland Treaty or other applicable

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United States income Tax treaty, (B) a valid, properly executed IRS Form W-8IMY, accompanied by the applicable valid and properly executed IRS Form(s) W-8 certifying that the applicable beneficial owner is exempt from U.S. federal withholding Tax in respect of payments with respect to the Revenue Participation Right or valid, properly executed IRS Form(s) W-9, from the applicable beneficial owner, or (C) other valid, properly executed IRS Form W-8 establishing that payments to such assignee with respect to the Revenue Participation Right are exempt from U.S. federal withholding Tax, in each case, as applicable.

ARTICLE 7
INDEMNIFICATION

Section 7.1 General Indemnity. From and after the Closing:

(a) the Seller hereby agrees to indemnify, defend and hold harmless the Buyer and its Affiliates and its and their directors, managers, trustees, officers, agents and employees (the “Buyer Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Buyer Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties of the Seller in this Agreement, and (ii) any breach of any of the covenants or agreements of the Seller in this Agreement; and

(b) the Buyer hereby agrees to indemnify, defend and hold harmless the Seller and its Affiliates and its and their directors, officers, agents and employees (the “Seller Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Seller Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties of the Buyer in this Agreement, and (ii) any breach of any of the covenants or agreements of the Buyer in this Agreement.

Section 7.2 Notice of Claims. If either a Buyer Indemnified Party, on the one hand, or a Seller Indemnified Party, on the other hand (such Buyer Indemnified Party on the one hand and such Seller Indemnified Party on the other hand being hereinafter referred to as an “Indemnified Party”), has suffered or incurred any Losses for which indemnification may be sought under this ARTICLE 7, the Indemnified Party shall so notify the other party from whom indemnification is sought under this ARTICLE 7 (the “Indemnifying Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred. If any claim, action, suit or proceeding is asserted or instituted by or against a Third Party with respect to which an Indemnified Party intends to claim any Loss under this ARTICLE 7, such Indemnified Party shall promptly notify the Indemnifying Party of such claim, action, suit or proceeding and tender to the Indemnifying Party the defense of such claim, action, suit or proceeding. A failure by an Indemnified Party to give notice and to tender the defense of such claim, action, suit or proceeding in a timely manner pursuant to this Section 7.2 shall not limit the obligation of the Indemnifying Party under this ARTICLE 7, except to the extent such Indemnifying Party is actually prejudiced thereby.

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Section 7.3 Limitations on Liability. Except for claims arising from a breach of confidentiality obligations under ARTICLE 8 or in cases of fraud, gross negligence, or willful misconduct, no party hereto shall be liable for any consequential, punitive, special or incidental damages under this ARTICLE 7 (and no claim for indemnification hereunder shall be asserted) as a result of any breach or violation of any covenant or agreement of such party (including under this ARTICLE 7) in or pursuant to this Agreement. In connection with the foregoing, the parties hereto acknowledge and agree that (i) the Buyer’s damages, if any, for any such action or claim will typically include Losses for Royalty Payments that the Buyer was entitled to receive in respect of its ownership of the Royalty Payments but did not receive timely or at all due to such indemnifiable event and (ii) the Buyer shall be entitled to make claims for all such missing or delayed Royalty Payments as Losses hereunder, and such missing or Royalty Payments shall not be deemed consequential, punitive, special, indirect or incidental damages.

Section 7.4 Exclusive Remedy. Except as set forth in Section 11.11, from and after Closing, the rights of the parties hereto pursuant to (and subject to the conditions of) this ARTICLE 7 shall be the sole and exclusive remedy of the parties hereto and their respective Affiliates with respect to any Losses (whether based in contract, tort or otherwise) resulting from or relating to any breach of the representations, warranties covenants and agreements made under this Agreement or any certificate, document or instrument delivered hereunder, and each party hereto hereby waives, to the fullest extent permitted under applicable law, and agrees not to assert after Closing, any other claim or action in respect of any such breach. Notwithstanding the foregoing, claims for fraud, gross negligence, or willful misconduct shall not be waived or limited in any way by this ARTICLE 7.

Section 7.5 Tax Treatment of Indemnification Payments. For all purposes hereunder, any indemnification payments made pursuant to this ARTICLE 7 will be treated as an adjustment to the Purchase Price for U.S. federal income tax to the fullest extent permitted by applicable law.

ARTICLE 8
CONFIDENTIALITY

Section 8.1 Confidentiality. Except as provided in this ARTICLE 8, Section 11.4 or otherwise agreed in writing by the parties, the parties hereto agree that, during the term of this Agreement and for [***] thereafter, each party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any information furnished to it by or on behalf of the other party (the “Disclosing Party”) pursuant to this Agreement (such information, “Confidential Information” of the Disclosing Party), except for that portion of such information that:

(a) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

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(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement or any other agreement;

(d) is independently developed by the Receiving Party or any of its Affiliates, as evidenced by written records, without the use of or reference of the Confidential Information; or

(e) is subsequently disclosed to the Receiving Party on a non-confidential basis by a Third Party without obligations of confidentiality with respect thereto.

Section 8.2 Authorized Disclosure.

(a) Either party hereto may disclose Confidential Information to the extent such disclosure is reasonably necessary in the following situations:

(i) prosecuting or defending litigation;

(ii) complying with applicable laws and regulations, including regulations promulgated by securities exchanges;

(iii) complying with a valid order of a court of competent jurisdiction or other Governmental Entity;

(iv) for regulatory, Tax or customs purposes;

(v) for audit purposes, provided that each recipient of Confidential Information must be bound by customary and reasonable obligations of confidentiality and non-use prior to any such disclosure;

(vi) disclosure to its Affiliates and Representatives on a need-to-know basis, provided that each such recipient of Confidential Information must be bound by contractual or professional obligations of confidentiality and non-use at least as stringent as those imposed upon the parties hereunder prior to any such disclosure;

(vii) upon the prior written consent of the Disclosing Party;

(viii) disclosure to its potential or actual investors, financing sources, other sources of funding, including debt financing sources, partners, collaborators or acquirers, and their respective accountants, financial advisors and other professional representatives, provided that such disclosure shall be made only to the extent customarily required to consummate or required to perform such investment, financing transaction partnership, collaboration or acquisition and that each recipient of Confidential Information must be bound by customary

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obligations of confidentiality and non-use prior to any such disclosure;

(ix) as is necessary in connection with a permitted assignment pursuant to Section 11.4.

(b) Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 8.2(a)(i), (ii), (iii) or (iv), it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use reasonable efforts to secure confidential treatment of such information.

(c) Effective upon the date hereof, any confidentiality agreement entered into by the parties hereto shall terminate and be of no further force or effect, and shall be superseded by the provisions of this ARTICLE 8.

ARTICLE 9
TERMINATION

Section 9.1 Mutual Termination. This Agreement may be terminated by mutual written agreement of the Buyer and the Seller.

Section 9.2 Buyer Termination Upon Failure to Achieve Closing Conditions. If the Seller fails to (a) receive U.S. Marketing Approval by the Marketing Approval Deadline or (b) achieve the Payoff Condition, then the Buyer may terminate this Agreement immediately by delivering written notice to the Seller of such election.

Section 9.3 Buyer Termination for BlackBox Warnings or Unexpected Contraindications. If, prior to the Closing, the Seller receives U.S. Marketing Approval with any BlackBox Warnings or one or more Unexpected Contraindications, then the Buyer may terminate this Agreement immediately by delivering written notice to the Seller of such election.

Section 9.4 Automatic Termination. Unless earlier terminated as provided in Section 9.1, following the date hereof, this Agreement shall continue in full force and effect until 60 calendar days after the Royalty Termination Date, at which point this Agreement shall automatically terminate, except with respect to any rights that shall have accrued prior to such termination.

Section 9.5 Effect of Termination. If the Buyer terminates this Agreement under Section 9.2(b), then the Seller shall pay to the Buyer $[***] within two Business Days of receipt of the applicable notice under Section 9.2(b).

Section 9.6 Survival. Notwithstanding anything to the contrary in this ARTICLE 9, the following provisions shall survive termination of this Agreement: Section 6.3 (Disclosures), Section 6.4 (Inspections and Audits of the Seller), ARTICLE 7 (Indemnification), ARTICLE 8 (Confidentiality), Section 9.5 (Effect of Termination) (solely if the Buyer terminates this Agreement under Section 9.2(b)), this Section 9.6 (Survival) and ARTICLE 11 (Miscellaneous). Termination of the Agreement shall not relieve any party hereto of any

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obligation or right accruing prior to such termination or as a result of such termination, including any liability in respect of breaches under this Agreement by any party on or prior to such termination.

ARTICLE 10
EVENTS OF DEFAULT REMEDIES

Section 10.1 Remedies Upon Event of Default. If any Event of Default under clause (d) of the definition thereof has occurred and is continuing, the Seller shall immediately pay the Royalty Cap amount (less the aggregate of all of the payments of the Seller in respect of the Royalty Payments made to the Buyer prior to such date) to the Buyer or the Buyer’s designee without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration or any other notice or declaration of any kind, all of which are hereby expressly waived by the Seller. In addition, if any other Event of Default has occurred and is continuing, the Buyer may declare any or all of the Royalty Cap amount (less the aggregate of all of the payments of the Seller in respect of the Royalty Payments made to the Buyer prior to such date) immediately due and payable (and all of such amounts shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration or any other notice or declaration of any kind, all of which are hereby expressly waived by the Seller) or otherwise exercise all rights and remedies available to it under this Agreement and applicable law.

ARTICLE 11
MISCELLANEOUS

Section 11.1 Headings. The table of contents and the descriptive headings of the several Articles and Sections of this Agreement and the Exhibits and Schedules are for convenience only, do not constitute a part of this Agreement and shall not control or affect, in any way, the meaning or interpretation of this Agreement.

Section 11.2 Notices. All notices and other communications under this Agreement shall be in writing and shall be by email with PDF attachment, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 11.2:

If to the Seller, to it at:

Savara Inc.

1717 Langhorne Newtown Road, Suite 300

Langhorne, PA 19047

Attention: Dave Lowrance, Chief Financial and Administrative Officer

E-mail: [***]

If to the Buyer, to it at:

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4010 Royalty Investments ICAV

10 Earlsfort Terrace

Dublin 2

Ireland

Attn: The Directors

Email: [***]

and

RTW Investments, LP

40 10th Avenue, Floor 7

New York, NY 10014

Attn: Roderick Wong and Tony Nguyen

Email: [***]

with a copy to:

Latham & Watkins LLP

505 Montgomery Street | San Francisco, CA 94111

Suite 2000

San Francisco, CA 94111

Attention: Todd Trattner

E-mail: [***]

All notices and communications under this Agreement shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) as of the date transmitted by email if such email is delivered prior to 5:00 P.M., New York City time, on a Business Day or the next Business Day after the date transmitted by email if such email is delivered on a day that is not a Business Day or after 5:00 P.M., New York City time, on any Business Day, provided that notice shall not be deemed given or effective if the sender receives an automatic system-generated response that such email was undeliverable, or (iii) one Business Day following sending within the United States by overnight delivery via commercial one-day overnight courier service.

Section 11.3 Expenses. On the date hereof, the Seller shall reimburse the Buyer for the Transaction Expenses incurred prior to or on such date. Upon the earliest of (a) the Closing, (b) termination of this Agreement, and (c) termination of any of the transactions contemplated hereby, the Seller shall reimburse the Buyer for any and all other Transaction Expenses incurred prior to or on such date. Except as otherwise provided herein, all fees, costs and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and to consummate the transactions contemplated hereby shall be paid by the party hereto incurring such fees, costs and expenses.

Section 11.4 Assignment. The Seller may not assign in whole or in part this Agreement, any of its rights or obligations hereunder, any of its rights in any Product in the Territory, or any Product Rights, including by contract, operation of law, merger, change of control, or otherwise, without the Buyer’s prior written consent; provided, that the Seller may

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assign this Agreement without the prior written consent of the Buyer by operation of law in connection with a Change of Control (other than under clause (d) thereof) of the Seller, only if upon closing such Change of Control, the Seller causes such acquirer to deliver a writing to the Buyer in which it assumes all of the obligations of the Seller to the Buyer under this Agreement. The Buyer may assign this Agreement in whole or in part without the Seller’s prior written consent with a prompt notice to the Buyer following such assignment; [***]. This Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns. Any purported assignment in violation of this Section 11.4 shall be null and void.

Section 11.5 Amendment and Waiver.

(a) This Agreement may be amended, modified or supplemented only in a writing signed by each of the parties hereto. Any provision of this Agreement may be waived only in a writing signed by the party hereto granting such waiver.

(b) No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.

Section 11.6 Entire Agreement. This Agreement and the Exhibits annexed hereto constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all other understandings and negotiations with respect thereto.

Section 11.7 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Seller and the Buyer and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder, except that the Indemnified Parties shall be third-party beneficiaries of the benefits provided for in Section 7.1.

Section 11.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 11.9 Jurisdiction; Venue.

(a) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND THE BUYER AND THE SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING

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MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE BUYER AND THE SELLER HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH OF THE BUYER AND THE SELLER HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS. THE BUYER AND THE SELLER AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON THE BUYER OR THE SELLER IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO SECTION 11.2 HEREOF.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE BUYER AND THE SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) Each Party hereby jointly and severally waives any and all right to trial by jury in any action or proceeding relating to this Agreement or any other document delivered hereunder or in connection herewith, or any transaction arising from or connected to any of the foregoing. Each of the Parties represents that this waiver is knowingly, willingly, and voluntarily given.

Section 11.10 Severability. If any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then, to the extent that the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to either party hereto, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.

Section 11.11 Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other party will be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to seek to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each of

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the parties further agrees that, in the event of any action for specific performance in respect of such breach of violation, it will not assert the defense that a remedy at law would be adequate.

Section 11.12 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, facsimile or other similar means of electronic transmission, including “PDF,” shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.

Section 11.13 Relationship of the Parties. The relationship between the Buyer and the Seller is solely that of purchaser and seller, and neither the Buyer nor the Seller has any fiduciary or other special relationship with the other party or any of its Affiliates. This Agreement is not a partnership or similar agreement, and nothing contained herein shall be deemed to constitute the Buyer and the Seller as a partnership, an association, a joint venture or any other kind of entity or legal form for any purposes, including any Tax purposes. The Buyer and the Seller agree that they shall not take any inconsistent position with respect to such treatment in a filing with any Governmental Entity.

Section 11.14 Limited Recourse and Non-Petition.

(a) Notwithstanding any of the provisions of this Agreement, each of the parties hereto hereby agrees that if the net proceeds from a liquidation of the unsecured assets of the Buyer are less than the aggregate amount payable by the Buyer to the Seller in respect of its obligations under this Agreement (such negative amount being referred to herein as a shortfall), the amount payable by the Buyer to that party in respect of the Buyer’s obligations under this Agreement will be reduced to such amount of the net proceeds which are available to satisfy such payment obligation. In such circumstances the other assets of the Buyer will not be available for payment of such shortfall, and the Seller’s right to receive any further amounts in respect of such obligations shall be extinguished and that party may not take any further action to recover such amounts.

(b) No party shall be entitled at any time to institute against the Buyer, or join in any institution against the Buyer of, any bankruptcy, examinership, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings under any applicable bankruptcy or similar law in connection with any obligation of the Buyer under this Agreement, save for lodging a claim in the liquidation of the Buyer which is initiated by another non-affiliated party or taking proceedings to obtain a declaration or judgment as to the obligations of the Buyer in relation thereto.

(a) Each of the Buyer and the Seller hereby agrees that no recourse under any obligation, covenant, or agreement of either party contained in this Agreement may be sought against any shareholder, officer, agent, employee or director of the Buyer, by the enforcement of any assessment or by any proceeding, by virtue of any statute or otherwise, it being expressly agreed and understood that this Agreement contains corporate obligations of the Buyer. Each of the parties hereto agrees that no personal liability shall attach to or be incurred by the shareholders, officers, agents, employees or directors of the Buyer, or any of them, under or by

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reason of any of the obligations, covenants or agreements of the Buyer contained in this Agreement, or implied therefrom, and any and all personal liability of every such shareholder, officer, agent, employee or director for breaches by the Buyer of any such obligations, covenants or agreements, either at law or by statute or constitution is hereby deemed expressly waived by the parties hereto.

(b) The provisions of this Section 11.14 shall survive the termination of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

SELLER
Savara Inc.

By:	/s/ David Lowrance
Name: David Lowrance
Title: Chief Financial and Administrative Officer

BUYER

4010 Royalty Investments ICAV, an Umbrella Irish collective asset-management vehicle with segregated liability between sub-funds, for and on behalf of its sub-fund, 4010 Royalty Investments Fund 1

By: RTW Investments, LP, its investment manager

By:	/s/ Roderick Wong
Name: Roderick Wong
Title: Managing Partner, RTW Investments, LP

[Signature Page to Purchase and Sale Agreement]

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